Mediware Information Systems, Inc.
                           1121 Old Walt Whitman Road
                         Melville, New York 11747-3005
                            Telephone (516) 423-7800
                           Telecopier (516) 423-0161


                                 January 7, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


                  Re: MEDIWARE INFORMATION SYSTEMS, INC. Registration Statement on Form SB-2
                       Registration No. 333-42863
                       --------------------------

Dear Sir or Madam:

     Mediware Information Systems, Inc. is enclosing for filing, pursuant to Rule 424(b)(3) of the Securities Act of 1933, a copy of the prospectus included in the above-referenced Registration Statement on Form SB-2 (File No. 333-42863) in the form first used.


                                        Sincerely,


                                        /s/ Les Dace
                                        -------------------------
                                        Les Dace
                                        President

                                                                 Rule 424(b)(3)
PROSPECTUS
                                 440,000 Shares

                       MEDIWARE INFORMATION SYSTEMS, INC.

                                  COMMON STOCK
                      -----------------------------------

     This Prospectus may be used by persons (Selling Shareholders) who have received or will receive shares of Common Stock (par value $.10 per share) (the Common Stock) of Mediware Information Systems, Inc. (the Company or Mediware) covered by this Prospectus in connection with (i) the purchase of such Common Stock in a private placement in August 1997 and (ii) the exercise of a warrant to purchase Common Stock.

     Selling Shareholders may sell shares of Common Stock from time to time privately in negotiated transactions or publicly in open-market transactions on the Nasdaq Smallcap Market or otherwise, in one or more transactions, as described more fully herein. See Plan of Distribution. Selling Shareholders and broker-dealers that participate with Selling Shareholders in such sales of Common Stock, and any brokers or finders who receive Common Stock as fees, may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 (the Act), and any commissions or fees received by them and any profit on the resale of shares of Common Stock may be deemed to be underwriting compensation. The Company will not receive any of the proceeds of the sale of shares of Common Stock by any such person.

     The Company may agree to indemnify the Selling Shareholders and/or broker-dealers against certain civil liabilities, including liabilities under the Act, and to reimburse them for certain expenses in connection with the sale of Common Stock.

     The outstanding shares of Common Stock are currently listed on The Nasdaq SmallCap Market under the symbol MEDW. The last reported sale price on Nasdaq on January 6, 1998 was $11.50 per share.

                      ------------------------------------

     See Risk Factors on page 3 herein for a discussion of certain risks which should be considered by prospective investors.

                             ----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                     PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

         The date of this Prospectus is January 7, 1998

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with an offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person, underwriter, dealer or agent. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein is current as of any time subsequent to the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any State in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

     Pursuant to Rule 174 under the Act, dealers effecting transactions in the registered securities, whether or not participating in this distribution, are not required to deliver a prospectus, except that dealers have the obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                TABLE OF CONTENTS


AVAILABLE INFORMATION..............  2     MARKET FOR REGISTRANT'S COMMON
                                             EQUITY 18
RISK FACTORS.......................  3     SECURITY OWNERSHIP................ 20
THE COMPANY........................  6     DIRECTORS......................... 22
USE OF PROCEEDS....................  7     EXECUTIVE OFFICERS ............... 25
CAPITALIZATION.....................  8     EXECUTIVE COMPENSATION............ 26
DIVIDEND POLICY....................  8     SHARES ELIGIBLE FOR FUTURE SALE... 28
DESCRIPTION OF THE BUSINESS........  8     CERTAIN TRANSACTIONS.............. 29
                                           INDEMNIFICATION OF OFFICERS
                                             AND DIRECTORS................... 29
PROPERTIES......................... 14
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS........ 14
                                           PLAN OF DISTRIBUTION.............. 30
                                           LEGAL MATTERS..................... 31
DESCRIPTION OF CAPITAL STOCK....... 17     EXPERTS........................... 31


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (1934 Act) and in accordance therewith files reports, proxy statements and other information (collectively, 1934 Act Reports) with the Securities and Exchange Commission (the SEC). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a web site (http://www.sec.gov.) that contains reports, proxy and information statements and other information regarding the Company. Certain securities of the Company are listed on The Nasdaq SmallCap Market, and reports, proxy material and other information concerning the Company may be inspected at the office of Nasdaq.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that was incorporated by reference in this Prospectus, other than exhibits to such documents not specifically incorporated by reference herein. Requests for such copies should be directed to Office of the Secretary, Mediware Information Systems, Inc., 1121 Old Walt Whitman Road, Melville, New York 11747-3005, Tel.No.(516) 423-7800.

                                  RISK FACTORS

     The shares offered hereby represent a speculative investment and involve a high degree of risk. Each prospective purchaser should carefully consider the following risks among other factors before making an investment in the shares offered hereby.

     Past Operating Losses. For the fiscal years ended June 30, 1997 and 1996, the Company has operating revenues of $18,519,000 and $10,432,000, respectively, and net income of $2,081,000 and a net (loss) of ($3,491,000), respectively. The Company had net earnings in only three of the last five fiscal years. Previous losses have been funded in part with proceeds from bridge financings, in connection with which the Company issued promissory notes and warrants to purchase Common Stock.

     Significant Indebtness and Restrictive Covenants. In connection with the Pharmakon acquisition (described more fully herein, see The Company and Description of the Business), the Company issued a promissory note (Acquisition
Note) to the seller of the acquired divisions, which, as amended, is due in quarterly installments of $150,000 commencing October 31, 1997 with the balance due November 30, 1998. The Company will require additional sources of liquidity to fund the balance of approximately $3.4 million due November 30, 1998 on the Acquisition Note, as well as the $854,000 balance due on the promissory notes issued in bridge financings which are subordinated to the Acquisition Note. The Acquisition Note is collateralized by all of the issued and outstanding capital stock of Digimedics and JAC, the subsidiaries of the Company engaged in its pharmaceutical information business, and all of the assets of Digimedics. The Acquisition Note is also guaranteed by the Company and restricts numerous corporate activities of the Company. See Description of Capital Stock.

     Need for Additional Financing. The Company will require additional financing to funds its operations and plans for future growth. The Companys ability to arrange such financing and the cost of such financing are dependent upon numerous factors, including general economic and capital market conditions, regulatory developments, credit availability from banks or other lenders, investor confidence in the industry and the Company, the success of the Companys products, and provisions of tax and securities laws that are conducive to raising capital. There can be no assurance that financing will be available to the Company on acceptable terms or at all.

     Variability of Operating Results. The Company expects its revenues and profitability to continue to fluctuate widely from quarter to quarter and, to a lesser extent, from year to year, because of the small number of information systems sold relative to the purchase price of the systems. Revenues, earnings and costs may also vary significantly from period to period and over a longer time frame depending upon the timing of deliveries, installation schedules, the product mix, i.e., proprietary software or non-proprietary software and hardware, variability of hospital decision cycles, length of time that the product has been available in the market, and the availability to hospitals of funding for capital expenditures.

     Possible Volatility of Stock Price. The market price of the Common Stock may continue to be subject to significant positive or negative fluctuations in response to variations in financial results or the occurrence of material developments or corporate transactions involving the Company or its competitors, or the expectation or change in expectation in the market of any of the foregoing. Regulatory changes or changes in the general condition of the economy or the financial markets could also adversely affect the market price of the Common Stock. See Market for Registrants Common Equity.

     Market Acceptance of new WORx Product. The Companys Pharmacy Division has developed and introduced a new client server pharmacy system, WORx. While market acceptance of this product appears favorable at this time, there can be no assurance that actual sales will fulfill the Companys expectations.

     Hospital Purchase Procedures. Under hospital financial procurement procedures, the Companys products are treated as capital items. As such, the sale of new systems can be a lengthy and expensive process, requiring from six to eighteen months and approval at several levels of hospital management and is dependent on the availability of funds.

     Nasdaq Listing Requirement. The Board of Directors of The Nasdaq Stock Market has changed its maintenance standards for listing on The Nasdaq SmallCap Market that include a net tangible assets test. The Company currently meets the test. However, there can be no assurance that the Company will continue to meet the criteria for continued listing of its Common Stock on the Nasdaq SmallCap Market. If this listing is terminated, the liquidity for the Companys Common Stock will be severely impaired in the absence of the development of a meaningful alternative.

     Risks Relating to Acquisitions. In order to broaden product offerings, capture market share, improve profitability and capitalize on the consolidation trend in the hospital clinical computer-based management information system industry, the Companys business strategy includes growth through acquisitions and the Company has an ongoing program of reviewing and considering acquisition possibilities. There can be no assurance that the Company will be able to identify or reach mutually agreeable terms with acquisition candidates, or that the Company will be able to manage additional businesses profitably or successfully integrate such additional businesses into the Company without substantial costs, delays or other problems. Acquisitions may involve a number or special risks, including: initial reductions in the Companys operating results; diversion of managements attention; unanticipated problems or legal liabilities; and a possible reduction in reported earnings due to amortization of acquired intangible assets in the event that such acquisitions are made at levels that exceed the fair market value of net tangible assets. Some or all of these items could have a material adverse effect on the Company. There can be no assurance that businesses acquired in the future will achieve sales and profitability that justify the investment therein.

     Competition. Competition in the hospital computer software industry is intense. In sales of the Hemocare system, the Company currently competes principally with three substantially larger vendors of laboratory information systems that contain a blood bank subsystem. Informedics, Inc. is also a vendor of stand-alone blood bank systems. See Recent Developments. The Pharmacy Division competes with numerous companies, including some of the leading vendors of healthcare information systems. The competitors of the Surgiware Division have significantly larger installed bases. These competitors have substantially greater technical, marketing, financial and other resources than the Company and have established reputations for success in developing and selling hospital information systems. There can be no assurance that the Company will be able to compete successfully in its markets. See Description of the Business Competition.

     Technological Obsolescence; Continual Need for Successful Marketing and Acceptance of New Products. The computer software industry is characterized by rapid and significant technological advances. These advances often result in partial or total obsolescence of programs within a short time. Consequently, it is necessary to enhance a system continuously and to modify it for use on new computer systems and in new technical environments. There can be no assurance that the Company will be able to develop or acquire new products or product updates at a rate sufficient to keep them competitive or that such new products or product updates will achieve market acceptance.

     Product Protection. The Hemocare and Digimedics systems are not patented but have been copyrighted. Certain features of the licensed Surgiware software are covered by a patent held by the licensor. To protect its proprietary software, the Company relies upon the law of trade secrets, nondisclosure agreements with employees, and restrictions on disclosure and transferability incorporated into agreements with customers. Notwithstanding these safeguards, it is possible for competitors of the Company to obtain its trade secrets and to imitate its products. Furthermore, there can be no assurance that others will not independently develop software products similar to those developed or planned by the Company.

     Government Regulation. The adequacy of blood bank information management and record keeping is subject to inspection and review by the Food and Drug Administration (FDA) which is in the process of developing new guidelines which it intends to apply to blood bank information systems and to the inspection of vendors of such systems. The Company has experienced on-site FDA inspection (see Description of the Business-Government Regulation). Hemocare and the Company are subject to the jurisdiction of the FDA as suppliers of medical devices. The Company has dedicated substantial time and resources in its attempts to comply with applicable guidelines and regulations and believes that it is in substantial compliance therewith, but cannot predict whether it will be in compliance with any future guidelines, regulations or inspection procedures. Non-compliance could have a material adverse effect on the operations of the Company. The effect of recently enacted legislation cannot be predicted but could have a material adverse effect on the blood bank information system operations of the Company and its other clinical information systems. See Description of the Business-Government Regulation). Any of the Companys other activities could also become subject to Congressional or governmental agency efforts to establish or expand governmental agency jurisdiction. See Description of the Business - Government Regulation.

     Dependence Upon Key Employees. The success of the Company will depend, in part, on its continuing ability to attract and retain key employees. If the Company loses the services of its key employees, or if the Company is unable to attract and retain additional qualified personnel, its business could be materially adversely affected.

     Management of Growth. The Company has experienced significant growth of its operations, which has placed, and is expected to continue to place, significant demands on the Companys managerial, technical, financial and other resources. This growth will require the Company to continue to invest in its financial and management information systems and to retain, motivate and effectively manage its employees. If the Companys management is unable to manage growth effectively, then the quality of the Companys products and services, as well as its business, financial condition and results of operations, could be materially and adversely affected.

     Risks Associated with International Operations. There are certain risks inherent in doing business on an international level, including regulatory limitations restricting or prohibiting the provision of the Companys services, unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, and potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws.

     No Dividends. The Company has historically not paid dividends and has no present intention of paying cash dividends on its Common Stock. Future earnings, if any, will be used to finance the development and continued expansion of its business. See Dividend Policy.

     Shares Eligible For Future Sale. The holders of substantially all of the outstanding shares of Common Stock are free to sell their shares and/or in some instances have the right to have their shares included in one or more registration statements under the Securities Act. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Companys ability to raise capital through the sale of its equity securities. See Shares Eligible for Future Sale.

     Authorized Preferred Stock. The Company is authorized to issue 10,000,000 shares of preferred stock, the terms of which may be fixed by the Board of Directors. The effects of any issuance of preferred stock upon the rights of holders of Common Stock could be negative, depending upon the terms of the preferred stock. Such effects might include: (a) reduction of the amount of funds otherwise available for, and restrictions on, the payment of cash dividends on Common Stock; (b) dilution of the voting power of the Common Stock;
(c) dilution of book value per share of Common Stock; and (d) inability to share in the assets of the Company upon liquidation until satisfaction of liquidation preferences of preferred stock.

     Forward-Looking Statements. Certain statements made in or incorporating this Prospectus are forward-looking statements, such as descriptions of the Companys intentions to market new products, extend existing products, acquire or develop new products, and utilize new channels of distribution. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties are expressed in the Risk Factors discussed above, especially those under the headings Significant Indebtedness and Restrictive Covenants, Variability of Operating Results, Hospital Purchase Procedures, Risks Relating to Acquisitions, Competition, Technological Obsolescence; Continual Need for Successful Marketing and Acceptance of New Products, Product Protection, Dependence on Key Employees, Management of Growth, Risks Associated with International Operations and Government Regulation.

                                  THE COMPANY

     Mediware Information Systems, Inc. (together with its subsidiaries, the Company or Mediware) develops, sells and supports computer-based management information systems for use in various clinical departments of hospitals. The systems are designed to automate the data these departments provide hospital management and therefore increase productivity, reduce operating costs, enhance revenues and improve quality assurance and patient care. These benefits are of critical importance to hospital administrators who face increasing financial and regulatory pressures. At present, the Company offers systems for three different departments: the blood bank, the pharmacy and the surgical suite. The installed base of clinical information systems is approximately 825 clients.

     The Company was incorporated in 1980. The Companys headquarters are located at 1121 Walt Whitman Road, Melville, New York 11747, telephone (516) 423-7800.

Blood Bank

     The Companys cornerstone product is one of North Americas leading blood bank information systems and is sold either stand-alone or as part of an integrated LAB/Blood Bank system. The system was originally designed in collaboration with Memorial Sloan-Kettering Cancer Center in New York City. Hemocares software programs are organized into subsystems performing over 200 functions of which the major ones (a) manage and control blood inventory; (b) perform long-term donor and transfusion record keeping; (c) store and manage characteristics of blood products to be transfused; (d) maintain patient and transfusion records; (e) maintain the records of patient test results; and (f) automate billing and workload recording. The Hemocare system is installed in approximately 260 hospitals which range in size from 100 beds to over 1,600 beds.

Pharmacy

     In May of 1990, the Company acquired Digimedics Corporation, one of the countrys leading vendors of information management systems for hospital pharmacies. Digimedics had been developing and selling products and services to hospital pharmacies since 1976. In the mid-1980s, Digimedics introduced the first open systems version of a comprehensive pharmacy information management system. Digimedics Corporation is a wholly owned subsidiary of the Company. Over 150 Digimedics systems have been installed at 125 hospitals (some hospitals have separate systems for inpatient and outpatient pharmacies).

     During 1997, the Pharmacy Division introduced a new client server pharmacy system known as Digimedics WORx(. This advanced system features a Microsoft Windows-based graphical user interface, point-and-click ad-hoc report writing, integrated inpatient/outpatient profiles, and a relational database management system. The Company believes this system will be a major factor in the next generation of drug therapy management systems. Installation of this next generation system began in Fiscal 1997.

     In June of 1996, Digimedics Corporation acquired certain assets (the Acquisition) of the U.S. based Pharmakon division (Pharmakon) and a pharmacy management system operating in the United Kingdom, JAC Computer Service, LTD.
(JAC), of Continental Healthcare Systems, Inc. (Continental). The Pharmakon operation has been subsequently merged with the Digimedics operation to form the Pharmacy Division of the Company. The combination of client bases has increased the Companys installed base of clinical information systems to approximately 825 (over 500 of which are pharmacy system installations). Installations which were already in existence in Canada together with the addition of the JAC client base provide the Company with a significant international presence.

Surgical Suites

     In September of 1990 the Company licensed the right to market and relicense the Surgiware system for use in surgical suites. Surgiware is a comprehensive information system for managing the human resources, facilities, equipment and supplies required for surgery. The Surgiware system integrates clinical data capture, inventory and equipment control, scheduling, quality assurance and report writing. For example, the system contains a program that presents a proprietary, real-time moving schedule on a color graphics display allowing the user to visually identify potential scheduling conflicts based upon what is happening in the surgical suite at the moment, and to test alternative solutions on the system. The core of the system is in its unique ability to gather and disseminate data at the point of care, providing unique advantages to hospitals in need of timely, accurate data on their surgical activities. Additional modules and functions can be added, such as a clinical data module that keeps track of all aspects of a patients treatment, including pre-operative and post-operative control. The Company has recently introduced PCCWIN, a Windows 95 based module that automates the preoperative case charting process.

     The Companys marketing is concentrated on the approximately 1,000 hospitals that have more than 300 beds and 10 operating rooms, where studies indicate that approximately 80% of all surgical services in this country are performed. The Company has installed 25 Surgiware sites.

                              RECENT DEVELOPMENTS

     On December 18, 1997, the Company entered into an Agreement and Plan of Merger with Mediware Acquisition Corporation (Acquisition), a newly formed Oregon corporation and a wholly owned subsidiary of the Company, and Informedics, Inc. (Informedics), an Oregon corporation, pursuant to which Informedics will merge into Acquisition and become a wholly owned subsidiary of the Company. The merger agreement is subject to the completion of certain schedules. The merger will be effected by issuing to Informedics shareholders one share of the Companys Common Stock for every 6.3 shares of Informedics stock which they own (i.e., each share of Informedics is converted into 0.1587301 of a share of the Company). Based upon the number of Informedics common stock outstanding as of December 18, 1997, the Company will issue 421,383 shares of Common Stock to Informedics shareholders in the merger (subject to increase to reflect the conversion of certain Informedics stock options into the Companys Common Stock). The merger is subject to the approval of the Informedics shareholders, as well as to the consummation of other closing conditions. It is expected that the merger will be consummated during 1998.

     Informedics develops, markets and supports a line of stand-alone computer software application management information systems for use in the blood bank and clinical departments of hospitals. The computer-based systems typically consist of computers, peripheral hardware (such as disk drives and printers), local area network (LAN) hardware and software, and the Companys proprietary software applications. Informedics products consist of a blood bank data management system, a pathology data management system, a healthcare information management network system and a laboratory order entry and results reporting system.

     The blood bank data management systems, called LifeLine, are modular, yet fully integrated, software systems which have been designed for the modern blood bank and hospital transfusion service to monitor donor records, unit inventory, and patient test and transfusion history. The pathology data management systems, called StarPath, are modular, yet fully integrated, software systems that are designed to fully automate a pathology department. The laboratory order entry and results reporting system is designed to automate the ordering and reporting of lab tests from a physicians office or medical clinic to an independent reference laboratory. In addition to the sales of the Companys product lines, the Company performs ongoing support and maintenance and programming service for its customers. For the fiscal year ended October 31, 1996 Informedics total revenues were $5,156,000 and its reported loss was $473,000. Total assets were $2,868,000 as of that date. For the nine months ended July 31, 1997 Informedics total revenues were $2,483,000 and its reported loss was $1,264,000. Total assets were $1,271,000 as of that date.

                                USE OF PROCEEDS

     There will be no proceeds to the Company from any sale of shares by Selling Shareholders.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at September 30, 1997:


Notes payable-short-term debt.............................................        $600,000
                                                                                  ========

Notes payable, less current portion.......................................      $4,450,000
                                                                                ----------
Capital leases payable, less current portion..............................         $11,000
                                                                                   -------
Shareholders' equity:
    Preferred Stock, $.01 par value - 10,000,000 shares authorized, none issued and outstanding
    Common Stock, $.10 par value -- 12,000,000 shares authorized,
      5,483,363 shares issued and outstanding (1).........................         548,000
Additional paid-in capital................................................      15,724,000
Unearned Compensation ....................................................         (81,000)
Cumulative foreign currency translation adjustment........................          20,000
(Deficit).................................................................      (6,925,000)
                                                                                ----------
   Total shareholders' equity.............................................       9,286,000
                                                                                 ---------
Total Capitalization .....................................................     $13,747,000
                                                                               ===========

     -----------------
(1) Does not include (a) up to 825,984 shares reserved for future issuance upon exercise of outstanding options under the Company's 1982 Stock Option Plan, the 1992 Equity Incentive Plan and the 1991 Stock Option Plan for Non-Employee Directors, (b) up to an aggregate of 714,695 shares issuable upon exercise of outstanding warrants or (c) 36,000 options granted to directors which are subject to shareholder approval, each number as of September 30, 1997. See "Executive Compensation" and "Directors - Compensation of Directors".




                                DIVIDEND POLICY

     The Company has never paid dividends on its Common Stock and has no present intention to pay cash dividends on its Common Stock. Earnings, if any, will be used to finance the development and continued expansion of the Companys business. The Company is prohibited from paying dividends so long as the promissory note issued to Continental in the Acquisition remains outstanding.

                          DESCRIPTION OF THE BUSINESS

     Mediware was incorporated in 1980. The Company develops, sells and supports computer-based management information systems for use in various clinical departments of hospitals. The systems are designed to automate the data these departments provide hospital management and therefore increase productivity, reduce operating costs, enhance revenues and improve quality assurance and patient care. These benefits are of critical importance to hospital administrators who face increasing financial and regulatory pressures. At present, the Company offers systems for three different departments: the blood bank, the pharmacy and the surgical suite. The installed base of clinical information systems is approximately 825 clients.

     The Companys  product lines are managed through three operating  divisions:
Hemocare Division (blood bank), Pharmacy Division -- Digimedics and Pharmakon (pharmacy), and Surgiware Division (surgical suite).

Product Lines

     Hemocare -- The Companys cornerstone product is one of North Americas leading blood bank information systems and is sold either stand-alone or as part of an integrated LAB/Blood Bank system. The system was originally designed in collaboration with Memorial Sloan-Kettering Cancer Center in New York City. Hemocares software programs are organized into subsystems performing over 200 functions of which the major ones (a) manage and control blood inventory; (b) perform long-term donor and transfusion record keeping; (c) store and manage characteristics of blood products to be transfused; (d) maintain patient and transfusion records; (e) maintain the records of patient test results; and (f) automate billing and workload recording.

     Hemocare's core technology is the UNIX operating system and the "C" programming language, allowing it to run on multiple hardware platforms. Current versions of the system are ported to the IBM RS/6000 as well as Intel PC technologies. The scalability of these platforms allows Hemocare to address the needs of virtually any size hospital. Hemocare markets innovative product enhancements such as Validation Templates, Video Validation, Standard Integration Module and Mock Regulatory Inspection. At this time Hemocare is the only blood bank system to offer this suite of products which assist customers in their efforts to remain compliant with regulatory agency guidelines. The Standard Integration Module was instrumental in the growth of laboratory vendors who have integrated and remarketed this product. The Company currently has remarketing agreements with HBO and Company, Citation Computer Systems, Inc., Dynamic Healthcare Technologies, Inc., Keane, Inc., NLFC, Inc., and Shared Medical Systems, Inc.

     The Hemocare system is installed in approximately 260 hospitals which range in size from 100 beds to over 1,600 beds.

     Pharmacy -- In May of 1990, the Company  acquired  Digimedics  Corporation, one of the countrys leading vendors of information management systems for hospital pharmacies. Digimedics had been developing and selling products and services to hospital pharmacies since 1976. In the mid-1980s, Digimedics introduced the first open systems version of a comprehensive pharmacy information management system. Digimedics Corporation is a wholly owned subsidiary of the Company. Over 150 Digimedics systems have been installed at 125 hospitals (some hospitals have separate systems for inpatient and outpatient pharmacies).

     In June of 1996, Digimedics Corporation acquired from Continental certain assets of the U.S. based Pharmakon division and JAC, a pharmacy management system company operating in the United Kingdom. The Pharmakon operation has been subsequently merged with the Digimedics operation to form the Pharmacy Division of the Company. The combination of client bases has increased the Companys installed base of clinical information systems to approximately 825 (over 500 of which are pharmacy system installations). Installations which were already in existence in Canada together with the addition of the JAC client base provide the Company with a significant international presence.

     Clients include leading research institutions such as the University of California Medical Center, San Francisco; Mt. Sinai Hospital, New York City; Columbia-Presbyterian Medical Center, New York City; University of Kansas Medical Center, Kansas City; University of Michigan Hospitals and Clinics, Ann Arbor; Sunnybrook Health Sciences Center, Toronto; and the Royal Free Hospital, London.

     During fiscal 1997, the Pharmacy Division introduced a new client/server pharmacy system known as Digimedics WORx(. This advanced system features a Microsoft Windows-based graphical user interface, point-and-click ad-hoc report writing, integrated inpatient/outpatient profiles, and a relational database management system. The Company believes this system will be a major factor in the next generation of drug therapy management systems. Installation of this next generation system began in fiscal 1997.

        Other WORx features include:

--   A  Cinical  database  and  drug  monographs   (including  foreign  language
     monographs).

-- An extensive array of drug therapy monitoring including drug interactions, allergy monitoring, dose range checking, therapeutic duplication, and drug alerts.

--   A reporting system that may be tailored to local practice standards.

--   Support for multiple drug delivery mechanisms.

-- Extensive integration with financial systems, other clinical systems, and robotics.

     By taking advantage of its open architecture, WORx is capable of linking with expert systems, decision-support software, and clinical databases. WORx acts as the central hub for drug therapy information throughout the healthcare enterprise and will provide specialized tools for all aspects of pharmaceutical care.

     WORx can adapt to a diversity of hardware and networking environments. Utilizing technologies such as UNIX, Powerbuilder, C++ programming language, Informix Online Dynamic Server, Microsoft Windows, Windows 95, NT and Microsoft ActiveX"!, WORx is positioned as a state of the art client/server solution.

     Surgiware -- In September 1990 the Company licensed the right to market and relicense the Surgiware system for use in surgical suites. Surgiware is a comprehensive information system for managing the human resources, facilities, equipment and supplies required for surgery. The Surgiware system integrates clinical data capture, inventory and equipment control, scheduling, quality assurance, and report writing. For example, the system contains a program that presents a proprietary, real-time moving schedule on a color graphics display allowing the user to visually identify potential scheduling conflicts based upon what is happening in the surgical suite at the moment and to test alternative solutions on the system. The core of the system is in its unique ability to gather and disseminate data at the point of care, providing unique advantages to hospitals in need of timely, accurate data on their surgical activities. Additional modules and functions can be added, such as a clinical data module that keeps track of all aspects of a patients treatment, including pre-operative and post-operative control. The Company has recently introduced PCCWIN, a Windows 95 based module that automates the preoperative case charting process.

     The benefits of a fully-implemented system include (a) improvement in the efficiency and output of operating rooms; (b) improvement in the management of staffing, equipment, and supplies; (c) improvement in inventory controls; and
(d) incremental billings resulting from procedures that, without Surgiware, might be overlooked for billing purposes because they either were unplanned or fall outside the billing category for the planned procedure. Surgiware also integrates clinical data capture and equipment control, scheduling, quality assurance and report writing. These benefits can translate into significant revenues and savings, since, usually, the surgical suite produces more revenue than any other department and is the greatest cost center in the hospital. The record keeping functions of Surgiware can also be of significant benefit in the areas of quality assurance, risk management, and the accreditation of physicians.

     Surgiware uses the UNIX operating system, the C programming language, the INFORMIX SQL 4th generation relational database manager, and a fault-tolerant architecture that allows the personal computer that is placed in each operating room to operate independently in the event of a failure of the central Surgiware computer. The system has been ported to the IBM RS-6000 and the Data General AViiON series and to 386, 486, and Pentium IBM compatible personal computers.

     The Companys marketing is concentrated on approximately 1,000 hospitals that have more than 300 beds and 10 operating rooms, where studies indicate that approximately 80% of all surgical services in this country are performed. The Company has installed 25 Surgiware sites.

Sales and Marketing

     The Companys three products are sold directly by nine full-time sales people, as well as four Company officers, with the assistance of seven clinical specialists who demonstrate the systems and address technical questions. Sales leads and support are received from certain hardware manufacturers, especially IBM Corporation and Data General Corporation, for whose product the Company acts as a Value Added Reseller. The Companys products are also sold increasingly through remarketers who are vendors of laboratory and other information systems that offer Company systems as subsystems of their product. The Company has entered into agreements with vendors such as HBO and Company (for both STAR and ALS product lines), Citation Computer Systems, Inc., Dynacor, Inc., Keane, Inc., NLFC, Inc., Shared Medical Systems, Inc., Triple G, and Dynamic Healthcare Technologies, Inc.

Software Support and Hardware Maintenance Services

     The Company provides comprehensive service to its installed base of customers through its own service organization. Virtually all of the Companys customers enter into software support agreements with either the Company or its resellers which are renewed annually or at longer intervals, which, in the case of former Pharmakon customers, may be canceled by either party on 60 days notice. These agreements generally provide for 24-hour access to customer support staff, as well as periodic product enhancements and a limited product warranty for which the customer pays a monthly or annual fee subject to cancellation after a specified notice period. Some of the Companys customers have also entered into agreements for hardware maintenance, which the Company generally subcontracts to the hardware manufacturers.

     HEMOCARE and DIGIMEDICS are trademarks of the Company and its subsidiary, Digimedics Corporation, respectively.

Competition

     The competition in the market for clinical information systems is intense. The principal competitive factors are the functionality of the system, its design and capabilities, site references, reputation for ongoing support, the potential for enhancements, price and salesmanship. Different dynamics and competitors, however, affect each of the Companys products.

     Hemocare -- The Company currently competes principally with three vendors (Cerner Corporation, Sunquest Information Systems, Inc. and Soft Computer Consultants) of laboratory information systems (LIS) that contain a blood bank subsystem. The LIS vendors are much larger companies with greater technical, marketing, financial and other resources than the Company and have established reputations for success in developing and selling hospital information systems. The Company also competes with one other specialty vendor of stand-alone blood bank systems (Informedics, Inc., see Recent Developments).

     Digimedics -- The Company currently competes with numerous companies, including some of the leading vendors of healthcare information systems. With the acquisition of Pharmakon, the Company believes that it has the largest number of stand-alone hospital pharmacy systems in its market. Many competitors have established reputations for success in developing and selling medical information systems and have far greater resources than the Company. The principal competitors of the Digimedics system are believed to be Cerner Corporation, BDM Corp., HCS Corp. and Pharmacy Computer Systems, Inc., as well as numerous providers of complete healthcare information systems.

     Surgiware -- The competitors of Surgiware have significantly larger installed bases and have substantially greater technical, marketing, financial and other resources than the Company and have established reputations for success in developing and selling hospital information systems. The principal vendors competing with the Surgiware division are believed to be Serving Software Incorporated, a wholly owned subsidiary of HBO Company, Enterprise Systems Incorporated and Atwork Corporation, a wholly owned subsidiary of Medaphis Corporation.

Copyright, Patents and Trade Secrets

     The Company has relied primarily on copyright, trade secret protection and confidentiality agreements for protection of its software systems. Certain features of the Surgiware Division are covered by a patent held by the licensor.

Government Regulation

     The hospitals that comprise the primary market for the Companys products must comply with various federal, state and local statutes and regulations. The adequacy of blood bank information management and record keeping is subject to inspection and review by the FDA. Hemocare and other blood bank systems are also subject to regulation by the FDA as medical devices. Consequently, the Company and its competitors who provide blood bank information management systems are also subject to the jurisdiction of the FDA as suppliers of medical devices. The Company has dedicated substantial time and resources in its attempts to comply with applicable guidelines and regulations and believes that it is in substantial compliance therewith.

     Hemocare experienced its first regular on-site FDA inspection in July, 1997. The Agency recommended minor changes to the in-house developed call tracking system to allow for a more precise method of problem identification, tracking and trending. These changes were put into practice on August 1, 1997. The Company had previously identified a notice of system limitation which it updated in its user manual. This change to documentation was considered a labeling change by the FDA and is therefore classified as a recall. However, a labeling recall does not require the customer to discontinue its use of the system. The vendor is required to update its medical device documentation with a more accurate description of its intended use. The Hemocare Product Center had already complied with this as part of its normal Good Manufacturing Practices at the time of its initial notification to customers in July.

     The FDA is in the process of developing new guidelines that it intends to apply to blood bank information systems and to the inspection of vendors of such systems. The Company cannot predict whether it will be in compliance with these new guidelines or any future guidelines, regulations or inspection procedures. Non-compliance with any such guidelines, regulations or procedures could have a material adverse effect on the operations of vendors of blood bank information systems, including the Company. The Food and Drug Administration Modernization Act of 1997 was enacted on November 21, 1997 and will become effective on February 20, 1998. Under this legislation the FDA is directed to consider the extent to which reliance on post-market controls could expedite the pre-market notification review process and the classification of devices. The legislation also requires FDA to ensure that Good Manufacturing Practices conform, to the extent practicable, with internationally recognized standards for medical devices. Neither of these provisions appear on its face to contemplate regulation which would have a material adverse effect on the Companys blood bank information system operations; however, the legislation will expand the jurisdiction of the FDA and the Company is unable to predict the effect of any resulting applicable future regulation.

     Any of the Companys other clinical information system activities could also become subject to Congressional or governmental agency efforts to establish or expand governmental agency jurisdiction.

Miscellaneous

     The Companys software development expenditures were $2,155,000 during fiscal 1997 and $1,438,000 in fiscal 1996. These costs included write downs and amortization of software development costs. In addition, software costs of $929,000 and $496,000, respectively, were capitalized in each year. The Company anticipates that it will continue to commit substantial resources to software development in the future. Furthermore, the Company purchased $3,891,000 of research and development in the acquisition of Pharmakon and JAC, which was charged to operations expense in fiscal 1996. For the quarter ended September 30, 1997, the Company incurred $584,000 in software development expenditures and capitalized $192,000 of software costs.

     The Companys business is not dependent on a single customer or a few customers. The Company considers that its market area and customer base is United States, Canada and, through JAC, the United Kingdom.

Employees

     As of September 30, 1997, the Company had 128 full-time employees and 7 part-time employees, including 23 in sales and marketing, 91 in customer support and product development, and 21 in administration. None is represented by a labor union and the Company considers its employee relations to be good.

Legal Proceedings

     The Company is subject to legal proceedings and claims that arise in the ordinary course of business. In addition, Mediware, Digimedics, and Continental have been named as co-defendants in a litigation, Cedars-Sinai Medical Center vs. Mediware Information Systems, Inc. et al, commenced on March 26, 1997 in Los Angeles County Superior Court. The litigation arises out of a contract between Continental and a customer, under which Continental was to install certain computer equipment and software. The plaintiff alleges that computer equipment and software were not operational, and that the contract the plaintiff had with Continental was assigned without its consent to Digimedics when it acquired Continentals Pharmakon Division. The plaintiff also alleges that Digimedics failed to honor the contract and that Mediware did not fulfill its promise to install and support the software as prescribed in the contract. The plaintiffs claims against Digimedics are for breach of contract, intentional interference with contract and negligent interference with contract. The plaintiffs claims against Mediware are for promissory estoppel, intentional interference with contract and negligent interference with contract. The plaintiff is seeking unspecified compensatory, consequential and punitive damages. Management believes that the claims against the Company are without merit. In December 1997 a settlement with the plaintiff was agreed to in principal by Mediware and Continental. Pursuant to the proposed settlement agreement, the plaintiff would receive $500,000. Mediware has agreed to contribute one-third of this total amount and Continental has agreed to contribute two-thirds of this total amount in settlement with the plaintiff. However, each Mediware and Continental has reserved its respective rights to seek indemnification from each other for these payments.

     The Company is not aware of any proceedings contemplated by government authorities that would have a material adverse affect on the Company or its business.

                                   PROPERTIES

     The Companys corporate headquarters are in Melville, New York, where the Company occupies approximately 5,738 square feet under a lease that expires on July 31, 1998. Digimedics Corporation is headquartered in Scotts Valley, California, where the Company occupies approximately 11,646 square feet under a lease expiring May 1, 2001. Pharmakon is headquartered in Overland Park, Kansas, where the Company occupies approximately 13,683 square feet under a lease expiring September 30, 1998. The United Kingdom group is headquartered in Basildon, Essex, where the Company occupies approximately 2,567 square feet under a lease expiring September 26, 2004. The Company believes that its facilities are adequate for its current needs and that, if necessary, it will have no difficulty in securing alternate facilities at the expiration of its current leases.

           MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

     In June of 1996, Digimedics Corporation, a wholly-owned subsidiary of the Company, purchased the Pharmakon division and JAC, a U.K. affiliate, from
Continental Healthcare Systems, Inc. The total purchase price, net of acquisition costs, was approximately $9.7 million, $3.7 million of which was paid in cash and the remaining $6.0 million of which was satisfied pursuant to a promissory note issued to Continental, originally due November 30, 1996. On October 28, 1996 the promissory note was amended, providing among other things, an immediate payment of $1,000,000 and an extension of the due date to August 1, 1997. The promissory note was further amended, effective July 21, 1997, to provide for a reduced principal amount to $4,196,000 (as described below) and extended payment terms. The second amendment requires quarterly principal payments of $150,000 commencing October 31, 1997, with the balance due November 30, 1998, or earlier based upon a change in control or refinancing by the Company, and a reduction in the interest rate to 8.5%, payable monthly. The Company will review the financing needs of this promissory note and general cash requirements on an ongoing basis. It is expected that the Company will require additional sources of liquidity to fund the payment of this promissory note along with other financing needs, including potential acquisitions.

     The Company entered into a service agreement with Continental as of the acquisition date which requires the Company to perform functions in satisfying various in-process customer contracts, collection of Continental accounts receivables and other activities related to fulfilling post-acquisition Continental obligations. The service agreement provided that the Company would retain 30% of the monies collected on the receivables which the Company services plus $1,237,000. In connection with the amendment to the promissory note, the service agreement with Continental was also amended on July 21, 1997. The amended service agreement allows the Company to retain 100% of accounts receivable amounts collected after the amendment date which had not been invoiced by Continental prior to the acquisition date. The promissory note was reduced by $437,000 (to $4,196,000) through the application of the amount owing from Continental to the Company for completed services in accordance with the service agreement. Total fiscal 1997 revenues recorded from this service agreement approximate $1.2 million.

     To finance the cash portion of the acquisition, the Company made a private placement of 1,692,308 shares of its Common Stock in June of 1996, at a price of $3.25 per share, for total proceeds before expenses of $5,500,000. Total expense for the June 1996 private placement aggregate $568,000. In order to provide for general cash needs, the Company completed in August, 1997 a private placement of its securities. The Company sold 400,000 shares of its Common Stock for $6.00 per share, all of which shares are being registered hereunder, and issued warrants to purchase 40,000 shares of Common Stock at $6.00 per share (as part of its placement fee). Total proceeds before expenses were $2,400,000. Expenses of the August 1997 private placement and registration of the securities are estimated to be approximately $310,000.

     The Companys cash and cash equivalent position at September 30, 1997 was $4,231,000, an increase of $2,296,000 from fiscal year end 1997. At September 30, 1997 the net working capital was $5,027,000 and the current ratio was 1:7 to
1. In addition to $1,276,000 in cash provided by operations, the current working capital position was improved by the August 1997 private placement providing proceeds of $2,090,000, net of expenses.

     In order to cover its cash needs during fiscal years 1994 and 1995, the Company carried out financing programs under which it borrowed an aggregate of $1,299,000 from investors, including directors. As part of the financing package such investors received promissory notes, 1,040,025 warrants to purchase shares of Common Stock exercisable at $0.50 per share and 129,695 warrants exercisable at $1.25 per share. During fiscal year 1996, the Company repaid $120,000, leaving a balance of $1,179,000. In May of 1996, some of the investors exercised 495,025 of the $0.50 warrants for a total of $247,512.50. A portion of these funds was used by the Company for the Acquisition. In September of 1997, $325,000 of this $1,179,000 balance was repaid to individuals whose promissory notes were not subordinate to the Continental promissory note, leaving an unpaid balance of $854,000 owing to two directors and another person. Effective September 15, 1997, these noteholders agreed to reduce the interest on this unpaid amount from 12% to 9%.

     The Company has a line of credit from a bank in the total sum of $75,000. As of June 30, 1997, there were no balances outstanding under this facility.

     The Company is currently reviewing the costs of addressing the year 2000 issue. No conclusions can yet be drawn.

Material Changes in Results of Operations: Three months ended September 30, 1997 compared to three months ended September 30, 1996

     Total Company revenues increased by $504,000 or 11.6% from $4,359,000 in the first quarter of fiscal 1997 to $4,863,000 for the same period in fiscal 1998. This increase is primarily due to the Companys Pharmacy division comprised of Digimedics and Pharmakon revenues, which were offset by lower Hemocare and JAC revenues.

     System sales increased slightly from $1,818,000 for the three month period ended September 30, 1996 to $1,863,000 for the same period ended September 30, 1997. For the periods compared, the increase is principally due to the Pharmacy division increase, which was offset by reduced system sales in Hemocare and JAC.

     Service revenues increased by $459,000 or 18.1% from $2,541,000 to $3,000,000 comparing the first quarter of fiscal 1997 and fiscal year 1998. The service revenue increases were due to a combination of increases in the Companys installed client base along with maintenance rate increases.

     Costs of systems includes the cost of computer hardware and sublicensed software purchased from computer and software manufacturers by Mediware as part of its application subsystem. Cost of systems was 43% of related system sales in the first quarter of fiscal 1997 and 36% of system sales in the comparable period in fiscal 1998. Such costs, as a percentage of revenues, vary as the mix of revenue varies between high margin proprietary software and lower margin computer hardware and sublicensed software components. Cost of systems decreased by $110,000 to $665,000 in the quarter ended September 30, 1997 as compared to the same period a year ago. The improved margin is due to a favorable higher margin mix of proprietary software in the first quarter of fiscal 1998 vs. the first quarter of fiscal 1997.

     Cost  of   services   include   salaries  of  client   service   personnel,
communications expenses, unreimbursed travel and training expenses along with other direct expenses. Cost of services decreased $27,000 or 3.5% in the first three months of fiscal 1998 as compared to the same period in fiscal 1997. The cost of services tend to be relatively fixed in amount but will vary with service and support staffing and related expense changes.

     Software development cost include salaries, documentation, office and other expenses incurred in product development along with amortization of software development costs. Software development cost decreased $21,000 or 3.5% in the first quarter of fiscal 1998 as compared to the first quarter of fiscal 1997. Capitalized software cost additions were $160,000 and $192,000 for the first three months of fiscal 1997 and fiscal 1998.

     Selling, general and administrative expenses include marketing and sales salaries, commissions, training and advertising expenses. Also included are bad debt expense; legal, accounting and professional fees; salaries and bonus expenses for corporate, divisional, financial and administrative staffs; utilities, rent, communications and other office expenses; and other related direct expenses. Selling, general and administrative expense increased $489,000 or 30.4% from $1,606,000 in the three month period ended September 30, 1996 to $2,095,000 in the same period ended September 30, 1997. The increase reflects higher communications, travel, bonus, professional fees, and other direct administrative expenses.

     Net interest expense decreased by $23,000 or 17.2% from $134,000 to $111,000 in comparing the first three months of fiscal 1998 to the same period in fiscal 1997. This decrease primarily reflects a decrease in promissory note principal from approximately $7.2 million at September 30, 1996 to approximately $5.0 million at September 30, 1997.

     Net earnings increased 39.7% or $177,000 from $446,000 from the first three months of fiscal 1997 to $623,000 for the same period in fiscal 1998. Earnings per share increased to $.10 per share for the quarter ended September 30, 1997 from $.08 per share reported for the quarter ended September 30, 1996.

Material Changes in Results of Operations: Fiscal 1997 vs. Fiscal 1996

     Total revenue increased by $8,087,000 or 78% from $10,432,000 in fiscal 1996 to $18,519,000 in fiscal 1997. The increase is primarily attributable to the Pharmakon and JAC Acquisition. Pharmakon and JAC contributed $163,000, or less than one month in revenue, in fiscal 1996 and $7,547,000 for a full year in fiscal 1997.

     System sales increased by $448,000 or 8% from $5,781,000 in fiscal 1996 to $6,229,000 in fiscal 1997. Pharmakon and JAC system sales increased $1,361,000 in fiscal 1997 from the prior year. The sales increase from the Acquisition was offset primarily by a decrease in Hemocare system sales. Hemocare shifted pricing focus from initial system dollar revenue to increased long-term maintenance and support service revenue.

     Service revenues increased 164% or $7,639,000 in fiscal 1997 vs. fiscal 1996. Service revenue increases in fiscal 1997 vs. fiscal 1996 were principally due to the Pharmakon and JAC Acquisition, which recorded an increase of $6,023,000. Additionally, Hemocare service revenues increased by $1,018,000 in fiscal 1997 over the prior year due largely to a focused marketing emphasis on increasing service revenues.

     Cost of systems includes the cost of computer hardware and sublicensed software purchased from computer and software manufacturers for delivery to clients with related transportation costs. As a percentage of related sales, cost of systems increased 4% from 35% in fiscal 1996 to 39% in fiscal 1997. This increase reflects a higher proportion of third party software and computer hardware in fiscal 1997 vs. fiscal 1996 which is sold at lower gross margins than Company- produced product sales.

     Cost  of   services   include   salaries  of  client   service   personnel,
communications expenses, unreimbursed travel and training expenses, along with related office and other direct expenses. Cost of services increased $1,510,000 or 108% in fiscal 1997 as compared to fiscal 1996. As a percentage of service revenue, cost of services decreased 6% from 30% in fiscal 1996 to 24% in fiscal 1997. The increase in expense is principally due to the Acquisition. Due to the relatively fixed staffing and other expense within cost of services, the increase in corresponding service revenues resulted in higher gross margins.

     Software development costs include salaries, documentation, office and other expenses incurred in product development along with amortization of software development costs. Software development costs increased 50% or $717,000 in fiscal 1997 vs. fiscal 1996. This increase is primarily the result of the Acquisition. Pharmakon and JAC development expenses were $761,000 in fiscal 1997 and $21,000 in fiscal 1996 (from under one month of activity in fiscal 1996). Total expenditures for software development, including both capitalized and non-capitalized portions for fiscal 1997 and fiscal 1996 were $2,591,000 and $1,452,000, respectively. These amounts exclude amortization. Capitalized software cost additions were $929,000 and $496,000 for fiscal 1997 and fiscal 1996, respectively. The increase in the percentage of costs capitalized is primarily due to WORx product software development. The WORx development project reached technical feasibility in early fiscal 1997. During fiscal 1996, the Company recorded a charge to operations of $3,891,000 for acquired research and development from the Acquisition. There was no such charge in fiscal 1997. Management expects continued increases in software development in the future.

     Selling, general and administrative expenses include marketing and sales salaries, commissions, travel and advertising expenses. Also included is bad debt expense; legal, accounting and professional fees; salaries and bonus expenses for corporate, divisional, financial and administrative staffs; utilities, rent, communications and other office expenses; and other related direct administrative expenses. Selling, general and administrative expenses increased 66% or $3,253,000 from $4,960,000 in fiscal 1996 to $8,213,000 in fiscal 1997. The Acquisition accounted for the majority, or $2,924,000, of this increase.

     Net interest expense increased $457,000 or 226% from $202,000 in fiscal 1996 to $659,000 in fiscal 1997. This increase is primarily due to the promissory note issued in connection with the Acquisition.

     In fiscal years ended 1997 and 1996 the Company reported income tax of $85,000 and $6,000, respectively, or an effective rate of 3.9% in fiscal 1997 (fiscal 1996 was a loss year). Income tax for both years has principally been state and local. The Company utilized net operating loss carry forwards in fiscal 1997. The Company has a deferred tax asset of $3,781,000 at June 30, 1997 which is fully reserved as the likelihood of its future utilization cannot be presently determined. Future utilization of the deferred tax asset is dependent upon the Companys future profitability as well as the outcome of various acquisition and other strategies and planned increased software development activities, both of which management expects will result in future tax deductions reducing or eliminating any taxable income.

     The Company had net earnings of $2,081,000 or $0.35 per share in fiscal 1997. In fiscal 1996, the Company reported net (loss) of ($3,491,000) or ($1.24) per share, which included $3,891,000 of acquired research and development write-downs.

New Accounting Standards

     During October 1997 the American Institute of Certified Public Accountants issued Statement of Position 97-2 Software Revenue Recognition (SOP 97-2). SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and will be effective for the Companys 1999 fiscal year. The Company has not yet determined what effect, if any, the adoption of SOP 97-2 will have on its financial position and results of operations.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 12,000,000 shares of Common Stock, par value $.10 per share, of which 5,483,363 shares of Common Stock were issued and outstanding as of September 30, 1997, held of record by approximately 300 persons. The Common Stock presently outstanding is fully paid and non-assessable.

     Each outstanding share of Common Stock entitles the holder to one vote on all matters requiring a vote of shareholders. There is no right to cumulative voting; thus, the holders of 50% percent or more of the shares outstanding can, if they choose to do so, elect all directors of the Company.

     Subject to the rights of holders of any series of preferred stock that may be issued in the future, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. See Dividend Policy. In the event of a voluntary or involuntary liquidation of the Company, all shareholders are entitled to a pro rata distribution of the assets of the Company remaining after payment of claims of creditors and liquidation preferences of any preferred stock. Shareholders have no preemptive rights to subscribe for additional shares.

     The Transfer Agent for the Common Stock of the Company is American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10005.

     The Company is also authorized to issue 10,000,000 shares of preferred stock, the terms of which may be fixed by the Board of Directors. It is not possible to state the actual effect of any authorization of one or more series of preferred stock upon the rights of holders of Common Stock until the Board of Directors of the Company determines the respective rights of the holders of one or more series of the preferred stock. Such effects might, however, include: (a) reduction of the amount funds otherwise available for payment of cash dividends on Common Stock; (b) restrictions on the payment of cash dividends on Common Stock; (c) dilution of the voting power of the Common Stock, to the extent that any series of issued preferred stock has voting rights or is convertible into Common Stock; and (d) the holders of Common Stock not being entitled to share in the assets of the Company upon liquidation until satisfaction of liquidation preferences, if any, in respect of any outstanding series of preferred stock.

     The Board of Directors ability to approve the issuance of authorized shares of capital stock might discourage a takeover attempt. To the extent that issuance of additional shares might impede attempts to acquire a controlling interest in the Company, the existing authorization of shares of preferred stock may serve to entrench management. The Company has no present intention of using shares of preferred stock for anti-takeover purposes.

     As discussed elsewhere herein (see Managements Discussion and Analysis of Financial Condition and Results of Operations), the Company has issued a promissory note to the seller of Pharmakon and JAC. The promissory note contains several restrictive covenants limiting certain of the Companys corporate activities, such as limitations and/or restrictions on: the creation of liens; the incurrence of indebtedness; the payment of dividends and distributions; consolidations, mergers and sales assets; the making of investments; guarantees; and the creation of subsidiaries.

                      MARKET FOR REGISTRANTS COMMON EQUITY

     The Companys Common Stock is traded in the over the counter market and is quoted on The Nasdaq SmallCap Market (Nasdaq) under the symbol MEDW. It is also traded on the Pacific Stock Exchange (PSE) under the symbol MIS. Prior to August 1991, there was no established trading market for the Companys Common Stock.

     The table below indicates the high and low of quoted bid market prices as reported by Nasdaq for the Companys Common Stock for each quarter during the fiscal years ended June 30, 1996 and 1997, and the first and second quarters of fiscal 1998.


                     1st quarter               2nd quarter               3rd quarter               4th quarter
                     ended 9/30                ended 12/31                ended 3/31                ended 6/30
                  ------------------         -----------------         -----------------         -----------------
                  High         Low           High      Low             High         Low          High       Low

Fiscal 1998       9 1/2       5 1/8          12        7 3/8
Fiscal 1997       4 1/8       3 3/4           4 5/8    3 1/8           4 3/4       3 1/4        6 1/8      2 5/8
Fiscal 1996       1 1/8         5/8           1 1/2      7/8           3 5/8         7/8        4 1/4      3



     Such quotations reflect inter-dealers prices, without retail mark-ups, mark downs or commissions, and may not represent actual transactions.

     The listing maintenance standards of Nasdaq include a net tangible assets test. The Company currently meets the test. However, there can be no assurance that the Company will continue to meet the criteria for continued listing of its Common Stock on the Nasdaq SmallCap Market. If this listing is terminated because of failure to meet the applicable criteria, the liquidity for the Companys Common Stock will be severely impaired in the absence of the development of a meaningful alternative.

                               SECURITY OWNERSHIP

     The following tables set forth the beneficial ownership of the Companys Common Stock as of September 30, 1997, by (i) each Selling Shareholder, (ii) each person who is known by the Company to own beneficially more than 5% of the Companys Common Stock, (iii) each of the executive officers named in the Summary Compensation Table included elsewhere herein, (iv) each director of the Company and (v) all directors and executive officers as a group:

                    Share Ownership by Selling Shareholders


                                          Shares Beneficially           Shares                  Shares Beneficially
                                        Owned Prior to Sale of           Being                   Owned if Registered
                                           Registered Shares           Registered                  Shares are Sold
                                        ------------------------       ----------           ----------------------------


                 Name                       Number         %(1)                                   Number        %(1)
                 ----                       ------          --                                    ------         --
HealthCare Reform Investment Trust          100,000        1.8%           100,000                   0             0
  PLC
HealthReform Opportunities, L.P.             30,000           *            30,000                   0             0
EuroAtlantic Investment Corporation          20,000           *            20,000                   0             0
  Limited
Societe Financiere Privee, S.A.              75,000        1.4%            75,000                   0             0
P.A.W. Offshore Fund Ltd.                    70,000        1.3%            70,000                   0             0
Hathaway Partners Investment                 50,000           *            50,000                   0             0
  Limited Partnership
Zeke, L.P.                                   20,000           *            20,000                   0             0
Richard H. Pollak                            10,000           *            10,000                   0             0
Charles W. Chambers                          10,000           *            10,000                   0             0
James O. York & Janice M. York,               8,000           *             8,000                   0             0
  Co-Trustees of  The York Trust
Curran Management                             7,000           *             7,000                   0             0
Oscar Gruss & Son Incorporated               40,000(2)                     40,000                   0             0


(1) Based on the number of shares outstanding at September 30, 1997, plus, for each person or group, shares acquirable within 60 days of September 30, 1997.

(2) Such shares are acquirable upon exercise of a warrant. See Plan of Distribution.

*    Represents  less than 1% of the Companys  outstanding  Common Stock.

      Share Ownership by Principal Shareholders, Directors, Named Executive
            Officers and Directors and Executive Officers as a Group

                              Number of Such Shares
                                    Total Number of               Acquirable within     Percentage of
Names and Addresses(1)        Shares Beneficially Owned (2)           60 Days(3)         Class Owned(4)

Oracle Partners, L.P.,
  Oracle Institutional
    Partners, L.P.,
  GSAM Oracle Fund, Inc.                 1,117,736                            0            20.4%
Lawrence Auriana(5)                      1,013,277                      714,695(6)         16.3%
Jonathan H. Churchill                       31,054                        9,030                *
Roger Clark                                 22,035                       10,835                *
Les N. Dace                                 70,000                       70,000             1.3%
Joseph Delario                             196,018                       34,030             3.6%
John Frieberg                               39,807                       34,807                *
Walter Kowsh, Jr.                           42,582                       10,835                *
Hans Utsch                                 109,785                       10,835             2.0%
Clinton G. Weiman                            4,167                        1,667                *
John Esposito                               51,100                       50,000                *
Thomas Mulstay                              35,000                       35,000                *
Rodger Wilson                                1,000                            0                *

All Directors and Executive
Officers as a group                      1,615,825                      981,734            25.0%
(13 persons)


------------------------

(1) Addresses are as follows: Lawrence Auriana: 140 East 45th Street, 43rd Floor, New York, NY 10017. Jonathan Churchill: One Battery Park Plaza, New York, New York 10004. Roger Clark: 330 Elm Street, Unit #1, New Canaan, CT 06840. Les Dace: 1211 Quivas Loop, Westminster, Colorado. Joseph Delario:
     77 Independence Way North, Edgewater, NJ 07020. John Frieberg: 4402 South St. Andrews Lane, Spokane, WA 99223. Walter Kowsh, Jr.: 64-08 136th Street, Flushing, NY 11367. Hans Utsch: 140 East 45th Street, 43rd Floor, New York, New York 10017. Clinton Weiman: 2 Roberta Lane, Greenwich, CT 06830. John
     Esposito:  1121 Old Walt Whitman  Road,  Melville,  NY  11747-3005.  Thomas
     Mulstay: 1121 Walt Whitman Road, Melville, NY 11747-3005.

(2) Includes shares which may be acquired by the shareholders upon exercise of options and warrants which are exercisable within 60 days of September 30, 1997. See Directors - Compensation of Directors.

(3) Reflects the shares which may be acquired by the shareholders upon exercise of options and warrants which are exercisable within 60 days of September 30, 1997. See Directors - Compensation of Directors.

(4) Based on the number of shares outstanding at September 30, 1997, plus, for each person or group, shares acquirable within 60 days of September 30, 1997.

(5) Mr. Auriana is also Chairman of the Board, Treasurer and Secretary of the Company.

(6) Includes 674,695 warrants which were granted to Mr. Auriana for his loans to the Company in the bridge financings of the Company in fiscal 1995 and fiscal 1994.

*    Represents less than 1% of the Companys outstanding Common Stock.

                                   DIRECTORS

     The Board of Directors is divided into three classes, with each director to serve a three-year term. The directors of the Company are as follows:

                              Class III Directors
                 (Term Expires at the Annual Meeting Following
                             the 1997 Fiscal Year)

     Lawrence Auriana, age 53, has been Chairman of the Board of the Company since 1986 and a director since 1983. He has been a Wall Street analyst, money manager and venture capitalist for over 20 years. Since 1986, he has been Chairman, a director and, together with Mr. Hans Utsch, also a director of the Company, Portfolio CoManager of The Kaufmann Fund, a mutual fund that invests in small and medium-sized growth companies. He received a B.A. degree from Fordham University, studied at New York University Graduate School of Business, and is a senior member of The New York Society of Securities Analysts.

     Jonathan H. Churchill, age 65, has been a practicing attorney in New York City since 1958 and since May 1996 has been Counsel at Winthrop, Stimson, Putnam & Roberts. He has been a director of the Company since 1992. Mr. Churchill was a partner of Boulanger, Hicks, & Churchill, P.C., from January 1990 to May 1996. Winthrop, Stimson, Putnam & Roberts rendered legal services to the Company during the last fiscal year, and the Company has retained and proposes to retain Winthrop, Stimson, Putnam & Roberts during the current year. Mr. Churchill received a B.A. from Harvard College and an L.L.B. from Harvard Law School.

     Clinton G. Weiman, M.D., age 72, has been a director since June 1996. From 1961 to January 1993 he was Corporate Medical Director, Senior Vice President of Citicorp/Citibank. Since January 1996, Dr. Weiman has been independently engaged as a consultant with the Federal Reserve. From 1956 to 1970 Dr. Weiman was engaged in private practice in New York, New York. Dr. Weiman received a B.A. degree from Princeton University and a medical degree from Cornell University Medical College. His appointments have included Clinical Associate Attending Physician at New York Hospital and Associate Professor, Clinical Medicine at Cornell University Medical College.

                               Class I Directors
                 (Term Expires at the Annual Meeting Following
                             the 1998 Fiscal Year)

     Roger Clark, age 63, has been a director since 1983. From 1980 to 1987, he held a series of managerial positions in the computer products area with Xerox Corporation. Since 1987, he has been independently engaged as a microcomputer consultant and programmer. Mr. Clark is the author of seven books on microcomputing and a director of The Kaufmann Fund.

     Hans Utsch, age 59, has beena director since 1985. He has been independently engaged in money management and investment banking for over 20 years. Since 1986, he has been President and, together with Mr. Lawrence Auriana, Portfolio CoManager of The Kaufmann Fund. He received a B.A. degree from Amherst College and an M.B.A. from Columbia University.

     Les N. Dace, age 51, was appointed President and C.E.O. in 1995. He joined the Company in 1992 as General Manager for the Digimedics and Surgiware Product Centers. Prior thereto, he was Vice President of Sales and Marketing for PRX Pharmacy Systems, a Colorado-based company providing hospital pharmacy management systems and home health software solutions. From 1983 to 1987, he was employed by NBI, Inc. as divisional President for its computer peripherals and office supplies company. Mr. Dace has a B.S. degree in Electrical Engineering from the University of Missouri.

                               Class II Directors
                 (Term Expires at the Annual Meeting Following
                             the 1999 Fiscal Year)

     Joseph Delario, age 63, was President and Chief Executive Officer of Quadrocom, Inc., a business consulting firm, until December 31, 1992, and since then has been a business consultant and private investor in and active in the management of several computer service companies. Mr. Delario renders management and financial services to the Company. Mr. Delario received a B.A. degree from Fairleigh Dickenson University in 1956.

     Walter Kowsh, Jr., age 48, has been a director since 1990. He is a consultant programmer specializing in Client/Server database systems. He was a Senior Programmer Analyst with Brown Bros. Harriman & Co. from 1989 to 1992. From 1986 to 1989, he was a computer consultant with Howard Systems International. He received a B.A. degree from Queens College and an M.B.A. from the New York Institute of Technology, and is a diplomate of New York University in Computer Programming and Systems Design.

     John C. Frieberg, age 63, was President, C.E.O. and Chief Financial Officer of the Company from 1992 to July 1995, and has been a director since 1993. Mr. Frieberg joined Digimedics Corporation, which later became a wholly owned subsidiary of the Company, as President in October 1989. Prior thereto, he was President of Caleus, Inc., an information system company, from 1988 to 1989; President of Synergy Computer Graphics Corp., a computer peripheral equipment company, from 1984 to 1988; and President of NCR/DPI Inc., a computer systems manufacturing company, from 1972 to 1982. Mr. Frieberg received a B.S. degree in Industrial Engineering from the University of California at Los Angeles.

     There are no family relationships between any of the directors.

     The Certificate of Incorporation provides that no director shall be removed from office except for cause and that the total number of directors shall not be increased without the vote of at least 80% of the outstanding shares or by the unanimous resolution of the Board of Directors.

     The Certificate of Incorporation and the By-Laws provide that the respective provisions related to the classified Board structure, i.e., the number, classification, term of office, quorum for meetings, qualifications, election and removal of directors and the filling of vacancies and newly created directorships, may only be amended or repealed (unless an amendment or repeal of the By-Law shall not take effect for three years) by (a) supermajority vote (80% of the outstanding shares) unless the Board of Directors unanimously recommends the action or (b), with respect to the By-Laws, by unanimous vote of the entire Board.

     The classified Board structure has the effect of making changes in control of the Board of Directors more difficult and increases the period of time required to effect a change in control of the Board of Directors. Shareholders who do not agree with the policies of the Board would find it more difficult to replace a majority of directors. The classified Board may also have the effect of discouraging tender offers and other takeover attempts that many of the Companys shareholders might deem to be in their best interests, and could prevent them from benefiting from transactions which the incumbent Board opposes. Since the classification could have the effect of discouraging accumulations of large blocks of the Companys stock by purchasers whose objective would be quickly to obtain control of the Company, it might reduce the temporary fluctuations in price that such accumulations could cause. Shareholders might therefore be deprived of an opportunity to sell their shares at a temporarily elevated market price. The classified board structure would, however, also deter inadequately priced or coercive tender offers.

Compensation of Directors

It has been the Companys practice, starting in 1987, to conserve cash by compensating directors for their services primarily through the grant of stock options and shares of Common Stock.

     In 1991 a Stock Option Plan for NonEmployee Directors (the 1991 Plan) was adopted. Under the 1991 Plan, options to purchase 1,667 shares had been granted annually on July 1 of each year to each nonemployee director of the Company (except for the Chairman, who received options to purchase 5,000 shares annually). Options are exercisable at 100% of fair market value of the Companys Common Stock on the date of grant, and payment may be in cash, the Companys Common Stock, or a combination thereof. An aggregate of 150,000 shares of Common Stock are subject to the 1991 Plan. Options granted under the 1991 Plan are not intended to qualify under Section 422 of the Code. Under the 1991 Plan each director in office on July 1, 1996 received for services as director during the 1997 fiscal year a grant of 1,667 options (5,000 in the case of the Chairman), exercisable at $3.75, which was the fair market value of the Companys Common Stock on July 1, 1996. These options vested and became exercisable in equal monthly installments during fiscal 1997. The 1991 Plan has expired.

     A new Stock Option Plan for Non-Employee Directors (the 1997 Plan), which the shareholders of the Company will be asked to approve at the Fiscal 1997 Annual Meeting to be held on January 6, 1998, was approved by the Board in June 1997. Under the 1997 Plan each director in office on July 1 of each fiscal year will receive for services as director during the ensuing fiscal year a grant of options to purchase 3,600 shares of Common stock (10,800 in the case of the Chairman). As amended by the Board in December 1997, the options granted on July 1, 1997 under the Plan are exercisable at the higher of $5.50, which was the fair market value of the Companys Common Stock on July 1, 1997, and the fair market value of the Companys Common Stock on the date of the shareholder approval. These options will vest and became exercisable in equal monthly installments during fiscal 1998.

     Each director in office on July 1, 1996 also became entitled to receive a total of 2,500 shares of Common Stock (7,500 in the case of the Chairman), payable on July 1, 1997, for his services during fiscal 1997. The fair market value of the Companys Common Stock on the date of the Boards action was $3.75 per share. Each director in office on July 1, 1997 also became entitled to receive for his services during fiscal 1998 shares of Common Stock valued at $10,000 ($30,000 in the case of the Chairman) based on the average market price per share for the fiscal year, earned on a monthly basis.

                               EXECUTIVE OFFICERS

The executive officers of the Company are as follows:

Name                           Age     Position

Lawrence Auriana................53     Chairman of the Board and Secretary
Les Dace........................51     President, CEO and General Manager -
                                        Surgiware Division
George Barry ...................44     Chief Financial Officer
Rodger Wilson...................44     Vice President and General Manager -
                                         Digimedics -- Pharmacy Division
Thomas Mulstay..................44     Vice President and General Manager -
                                         Hemocare Division
John Esposito...................38     Vice President - Sales - Mediware


     Lawrence Auriana has been Chairman of the Board of the Company since 1986 and a director since 1983. He has been a Wall Street analyst, money manager and venture capitalist for over 20 years. Since 1986, he has been Chairman, a director and, together with Mr. Hans Utsch, also a director of the Company, Portfolio CoManager of The Kaufmann Fund, a mutual fund that invests in small and medium-sized growth companies. He received a B.A. degree from Fordham University, studied at New York University Graduate School of Business, and is a senior member of The New York Society of Securities Analysts.

     Les N. Dace was appointed President and C.E.O. in 1995. He joined the Company in 1992 as General Manager for the Digimedics and Surgiware Product Centers. Prior thereto, he was Vice President of Sales and Marketing for PRX Pharmacy Systems, a Colorado-based company providing hospital pharmacy management systems and home health software solutions. From 1983 to 1987, he was employed by NBI, Inc. as divisional President for its computer peripherals and office supplies company. Mr. Dace has a B.S. degree in Electrical Engineering from the University of Missouri.

     George Barry joined the Company in 1997 as Chief Financial Officer. He has been a senior financial manager of software technology companies for over 12 years. Mr. Barry was employed as Vice President and CFO at Microware Systems Corporation from 1994 to 1996 and at Comptek Research, Inc. from 1993 to 1994. He was employed as a Group CFO/Controller for Dynatech Corporation from 1986 to 1992. Mr. Barry is a CPA and holds an MBA from the University of Wisconsin Madison.

     Rodger P. Wilson, R.Ph., joined the Company in 1996 as Vice President/General Manager of the Pharmacy Division. He was President and Chief Executive Officer of PRX Pharmacy Systems, Inc., from 1982 to 1992. Mr. Wilson was Vice President of Operations and Chief Information Officer of Concepts Direct, Inc., from 1992 to 1996. Mr. Wilson received a B.S. degree from the University of Wyoming School of Pharmacy and is a registered Pharmacist.

     Thomas Mulstay joined the Company as Vice President in 1990 and was appointed General Manager, Hemocare in 1992. From 1989 to 1990, he was with Spectrum Healthcare Solutions, a joint venture of IBM, Inc. and Baxter Healthcare International, engaged in various sales positions. From 1986 to 1989 Mr. Mulstay was employed by Baxter Healthcare International, first as a Regional Sales Manager, then Regional Manager, then Regional Vice President. Previously he was a District Sales Manager at Terrano Corporation, a vendor of laboratory information systems to hospitals, National Hospital Marketing Manager at Metpath Laboratory, and a sales representative at Abbott Laboratories. Mr. Mulstay holds a B.S. degree from Assumption College.

     John Esposito joined the Company as Vice President - Sales in 1990. From 1986 to 1990, he was employed in various sales positions by the Healthcare Division of Data General Corporation. He is a two-time member of Data Generals Million Dollar Club, and was recognized in1990 as Data Generals outstanding healthcare sales representative. Prior to joining Data General, he worked in a technical capacity in the Information Systems Department at the New York Public Library. He is a graduate of Syracuse University, with a B.S. degree in Marketing and Management Information Systems.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation of the Chief Executive Officer of the Company and each of the other most highly compensated executive officers whose total annual salary and bonus was over $100,000 for the fiscal year ended June 30, 1997.

                           Summary Compensation Table

                                                                                    Long-Term Compensation
                                                                                ------------------------------
                                       Annual Compensation                       Awards            Payouts
                                 ------------------------------                 ------------------------------
                                                               Other
                                                               Annual      Restricted   Securities            All Other
                                                               Compen-       Stock      Underlying   LTIP      Compen-
Name and Principal            Fiscal    Salary      Bonus      sation        Awards      Options    Payouts    sation
Positions(1)                   Year       ($)        ($)         ($)          ($)        SARs (#)     ($)        ($)
-----------------             ------    ------      -----      -----      ----------   -----------  -------   ---------
Les N. Dace                      1997     110,000     151,062    6,000        -            -           -         262
President, CEO and CFO           1996     110,000     52,560      -           -         50,000         -         262
                                 1995      75,000     60,731      -           -            -           -         262

Rodger Wilson(2)                 1997      77,400     55,052    5,500         -         50,000         -         262
Vice President and General
  Manager - Digimedics -
  Pharmacy Division

John Esposito                    1997      80,000     50,733    6,000         -         35,000         -         205
Vice President -- Sales          1996      70,000     71,795      -           -            -           -         250
                                 1995      70,000     50,595      -           -            -           -         241

Thomas Mulstay                   1997      80,000     79,519    6,000         -            -           -         232
Vice President and General       1996      75,000    130,313      -           -            -           -         215
  Manager - Hemocare Division    1995      75,000     90,662      -           -            -           -         205



(1) The amount of salary and bonus for fiscal 1997 for the other executive officers did not meet the threshold reporting requirement under the rules of the Commission.

(2) Mr. Wilson was not an executive officer of the Company in fiscal years 1996 and 1995.

                     Option/SAR Grants in Last Fiscal Year

     The following table sets forth certain information concerning options to purchase Common Stock in fiscal 1997 granted to the individuals named in the Summary Compensation Table. No stock appreciation rights were granted in fiscal 1997.


                    Number of      % of Total
                   Securities       Options
                   Underlying      Granted to
                    Options       Employees in     Exercise        Expiration
      Name          Granted       Fiscal Year     Base Price          Date

John Esposito       35,000(1)          26%           $2.80          May 1, 2007
Rodger Wilson       35,000             26%            2.80          May 1, 2007
Rodger Wilson       15,000(2)          11%            3.25          Dec. 1, 2006



------------------------

(1)  Options are exercisable  25%, 50%, 75% and 100% on May 1, 1998,  1999, 2000
     and 2001.

(2) Options are exercisable 25%, 50%, 75% and 100% on December 1, 1997, 1998, 1999 and 2000.


                   Fiscal 1997 Option/SAR Exercises and Value
                    of Outstanding Options at June 30, 1997

     The following table sets forth options exercised by the named executive officers during fiscal 1997 and the number and value of options held by them at June 30, 1997. No stock appreciation rights were granted and there were no outstanding stock appreciation rights at June 30, 1997. The fair market value on such date was $5.25 per share.


                                                           Number of
                                                    Securities Underlying                       Value of
                     Shares                              Unexercised                           Unexercised
                   Acquired on     Value                Options at End                     In-the-Money Options
     Name           Exercise      Realized              of Fiscal Year                      End of Fiscal Year
     ----           --------      --------              --------------                      ------------------

                                               Exercisable      Unexercisable        Exercisable       Unexercisable
                                               -----------      -------------        -----------       -------------
Les N. Dace             -            -            57,500            37,500             $232,975          $159,375
John Esposito           -            -            50,000            35,000              197,300            85,750
Thomas Mulstay       10,000        22,400         40,000              -                 162,400              -
Rodger Wilson           -            -              -               50,000                -               115,750


Employment Agreements

     Messrs. Barry, Dace, Esposito, Mulstay and Wilson have employment agreements or understandings with the Company providing for minimum compensation levels of $80,000, $110,000, $80,000, $80,000, and $80,000 respectively, plus bonuses based on percentages of Net Income Before Interest and Taxes ranging from .75% to 5%. Additional bonus may be earned based upon appropriate responsibility goal attainment. All agreements also provide for grants of stock options and severance pay in case of involuntary termination.

1982 Employee Stock Option Plan

     In 1982, the Company adopted an employee stock option plan (the 1982 Plan) for officers and other key employees, not including directors. Options are non-transferable  except in the case of  death.  Options  currently  outstanding under the 1982 Plan generally vest and become exercisable in monthly installments over a two or threeyear period, with each installment remaining exercisable for a fiveyear period after it vests. No options intended to be incentive stock options under the Internal Revenue Code of 1986 (Code) are currently outstanding. No options may currently be granted under this Plan.

1992 Equity Incentive Plan

     Awards granted under the 1992 Equity  Incentive Plan (the Equity  Incentive
Plan) include a wide range of Common Stockbased awards. Officers and other management employees of the Company are eligible to participate in the Equity Incentive Plan. The maximum number of shares of Common Stock which may be issued under the Equity Incentive Plan at any time is 20% of the outstanding shares of the Companys Common Stock, except that no more than 500,000 shares may be issued pursuant to incentive stock options. No awards may be granted after the year 2002. The term of each stock option is to be determined by the Compensation Committee but may not exceed ten years from the date of grant. The option price of each stock option is payable in cash, in shares of the Companys Common Stock, or by a combination thereof. The option agreements granted to date provide that, in the event of a change of control of the Company, the exercise of such options may be accelerated by the Committee.

1991 and 1997 Stock Option Plans for NonEmployee Directors

     The 1991 Stock Option Plan for NonEmployee Directors and the 1997 Stock Option Plan for Non-Employee Directors are described above under Directors Compensation of Directors.

                        SHARES ELIGIBLE FOR FUTURE SALE

     In the event of the sale of all the shares covered by this Prospectus, the Company would have 5,548,832 shares of Common Stock outstanding. Of these shares, the 440,000 shares covered by this Prospectus will be freely tradeable without restriction or further registration under the Securities Act. Substantially all of the shares of Common Stock of the Company not included in this Registration Statement were issued more than two years ago. A person who has not been an affiliate of the Company for at least the three months immediately preceding a sale and who has beneficially owned shares of Common
Stock for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described below.

     A person (or persons  whose shares are  aggregated  under the terms of Rule
144), including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (a) 1% of the total number of outstanding shares of Common Stock or
(b) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale as reported by Nasdaq, subject to certain restrictions on the manner of sale, notice requirements and public availability of current information. The directors and officers of the Company, who may be deemed to be affiliates of the Company for purposes of Rule 144, beneficially own an aggregate of over 500,000 shares of Common Stock as to which the one-year period under Rule 144 has been satisfied.

     The effect, if any, of public sales of the such shares of Common Stock or the availability of such shares for future sale on prevailing market prices cannot be predicted. Nevertheless, the possibility that substantially all outstanding shares of Common Stock may be resold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Companys ability to raise capital through the sale of its equity securities.

                              CERTAIN TRANSACTIONS

     In 1991, the Company agreed with Bowling Green Securities, Inc., an investment banking firm owned by Mr. Utsch and in which Messrs. Auriana and Utsch are principals, that such firm would render investment banking advice to the Company and that, if any merger, acquisition, divestiture or analogous transaction is successfully consummated as a result of its efforts, the Company would pay a total fee related to the value of the company acquired or divested on the basis of 5% of the first $2 million, 4% of the second $2 million, 3% of the third $2 million, 2% of the fourth $2 million and 1% of any additional amounts.

     Mr. Delario, a director of the Company since 1992, holds an option to purchase 75,000 shares of the Companys Common Stock as payment for managerial and financial advisory services to be rendered in connection with mergers and acquisitions.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Article X of the Companys by-laws as amended provides that the Company will indemnify to the fullest extent permitted by the New York Business Corporation Law (the NYBCL) any officer or director of the Company. Article X of the Companys by-laws further requires the advancement of expenses and permits the maintenance of insurance in connection with claims for indemnification by officers and directors. Other provisions of Article X contain procedures to be followed by directors and officers claiming indemnification and by the Companys representatives in determining an indemnitees entitlement. The indemnification of officers and directors under Article X of the Companys by-laws is intended to be as extensive as is permitted under applicable law. No statute, charter provisions, by-laws, contract or other arrangements that insures or indemnifies a director or officer of the Company affects his or her liability in such capacity.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

     This Prospectus may be used by the Selling Shareholders who may wish to sell shares of Common Stock covered by this Prospectus from time to time, with the consent by the Company, under circumstances requiring or making desirable its use. The Selling Shareholders comprise certain shareholders who have received or who will receive shares of the Common Stock as described in the following paragraph.

     In August 1997, the Company issued an aggregate of 400,000 shares of Common Stock to persons and entities in a private placement exempt from registration pursuant to Regulation D under the Act, which the Company agreed to register under the Act. All of such shares are included in this Registration Statement. In connection with this private placement the Company issued to Oscar Gruss & Son Incorporated, as part of its placement fee, a warrant to purchase 40,000 shares of Common Stock exercisable at $6.00 per share until August 27, 2000, which the Company agreed to register under the Act. All of the shares issuable upon exercise of such warrant are also included in this Registration Statement.

     The Companys consent to use of this Prospectus by the Selling Shareholders may be conditioned upon such terms and conditions as the Company, in its sole discretion, may determine, including, without limitation, such persons or entities agreeing not to offer more than a specified number of shares during a particular period of time or agreeing that any such offering be effected in an organized manner through registered securities dealers.

     Sales of shares of Common Stock by persons or entities other than the Company by means of this Prospectus may be made from time to time privately at negotiated prices or publicly in one or more transactions (which may involve crosses or block transactions) on Nasdaq or otherwise, in special offerings, sales pursuant to Rule 144 under the Securities Act of 1933 (the Act), exchange distributions or secondary distributions pursuant to and in accordance with the rules of Nasdaq, or a combination of such methods of sale, at prices at or reasonably related to market prices at the time of sale or at negotiated prices. See Market for Registrants Common Equity. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, which may act as agent or as principal and, when acting as agent, may receive commissions from the purchasers as well as from the sellers (if also acting as agent for the purchasers). Selling Shareholders and brokers or dealers selling shares of Common Stock for Selling Shareholders or purchasing such shares for purposes of resale may be deemed to be underwriters under the Act, and any compensation received by any of them may be deemed underwriting compensation (which compensation may be in excess of customary commissions). The Company will not receive any of the proceeds of the sale of shares of Common Stock by any such person.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004. Jonathan H. Churchill, a counsel of such firm, owns 22,024 shares of Common Stock and options to purchase 10,697 shares of Common Stock.

                                    EXPERTS

     The audited consolidated balance sheet of Mediware Information Systems, Inc. and subsidiaries as at June 30, 1997 and the related consolidated statements of operations, and stockholders equity and cash flows for each of the years in the two-year period ended June 30, 1997, included in this Prospectus, have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report appearing herein, and are included herein in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.


Mediware Information Systems, Inc. and Subsidiaries

                                                                                     Page
Consolidated Financial Statements

   Independent auditors' report                                                       F-2

   Balance sheet as of June 30, 1997                                                  F-3

   Statements of operations for the years ended June 30, 1997 and 1996                F-4

   Statements of stockholders' equity for the years ended June 30, 1997 and 1996      F-5

   Statements of cash flows for the years ended June 30, 1997 and 1996                F-6

   Notes to financial statements                                                      F-7

   Three Months Ended September 30, 1997 and 1996 (Unaudited):

   Condensed balance sheet as of September 30, 1997 (unaudited)                      F-19

   Condensed statements of operations for the three months ended September 30,
   1997 and September 30, 1996 (unaudited)                                           F-20

   Condensed statements of cash flows for the three months ended September 30, 1997 and September 30, 1996 (unaudited) F-21

   Notes to condensed financial statements (unaudited)                               F-22


INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Mediware Information Systems, Inc.
Melville, New York


We have audited the accompanying consolidated balance sheet of Mediware Information Systems, Inc. and subsidiaries as of June30, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended June30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Mediware Information Systems, Inc. and subsidiaries as of June30, 1997 and the consolidated results of their operations and their consolidated cash flows for each of the years in the two-year period ended June30, 1997 in conformity with generally accepted accounting principles.



Richard A. Eisner & Company, LLP

New York, New York
August 28, 1997


MEDIWARE INFORMATION SYSTEMS, INC . AND SUBSIDIARIES

Consolidated Balance Sheet
As of June 30, 1997

ASSETS (Note E)
Current assets:
   Cash and cash equivalents (Note H) .......................................................  $  1,935,000
   Accounts receivable, less estimated doubtful accounts of $282,000 (Notes A and J) ........     6,357,000
   Inventories (Note A) .....................................................................        56,000
   Prepaid expenses and other current assets ................................................       304,000
                                                                                                    -------

      Total current assets ..................................................................     8,652,000

Fixed assets, at cost, less accumulated depreciation of $1,572,000 (Notes A and C) ..........       752,000
Capitalized software costs (Notes A and D) ..................................................     1,448,000
Excess of cost over fair value of net assets acquired, net of accumulated amortization
   of $732,000 (Notes A and B) ..............................................................     6,419,000
Other assets ................................................................................        78,000
                                                                                                     ------
      Total assets ..........................................................................   $17,349,000
                                                                                                ===========

LIABILITIES
Current liabilities:
   Accounts payable .........................................................................  $    713,000
   Accrued expenses and other current liabilities (Note F) ..................................     2,032,000
   Advances from customers (Note A) .........................................................     2,106,000
   Current portion of capital leases payable ................................................       102,000
   Notes payable (Note E) ...................................................................     1,212,000
                                                                                                  ---------

      Total current liabilities .............................................................     6,165,000

Notes payable, less current portion (Note E) ................................................     4,600,000
Capital leases payable, less current portion ................................................        60,000

      Total liabilities .....................................................................    10,825,000
                                                                                                 ----------

Commitments and contingencies (Note H)

STOCKHOLDERS' EQUITY (Note G)
Preferred stock - $.01 par value; authorized 10,000,000 shares; none issued and outstanding
Common stock - $.10 par value; authorized 12,000,000 shares; 5,056,486 shares issued
   and outstanding ..........................................................................       506,000
Additional paid-in capital ..................................................................    13,621,000
Unearned compensation .......................................................................       (91,000)
Cumulative foreign currency translation adjustment ..........................................        36,000
(Deficit) ...................................................................................    (7,548,000)
                                                                                                 ----------

      Total stockholders' equity ............................................................     6,524,000
                                                                                                  ---------
                                                                                                $17,349,000
                                                                                                ===========


See notes to financial statements


Consolidated Statements of Operations
                                                                                      Year Ended June 30,
                                                                                     ----------------------
                                                                                      1997             1996
                                                                                      ----             ----
Revenues:
   System sales .................................................................$ 6,229,000       $ 5,781,000
   Services ..................................................................... 12,290,000         4,651,000
                                                                                  ----------         ---------
      Total revenues ............................................................ 18,519,000        10,432,000
                                                                                  ----------        ----------

Costs and expenses:
   Cost of systems ..............................................................  2,413,000         2,023,000
   Cost of services .............................................................  2,913,000         1,403,000
   Purchased research and development (Note B)                                                       3,891,000
   Software development costs ...................................................  2,155,000         1,438,000
   Selling, general and administrative ..........................................  8,213,000         4,960,000
                                                                                   ---------         ---------

      Total costs and expenses .................................................. 15,694,000        13,715,000
                                                                                  ----------        ----------

Earnings (loss) before interest and provision for income taxes ..................  2,825,000        (3,283,000)
Interest income .................................................................     81,000            14,000
Interest (expense) ..............................................................   (740,000)         (216,000)
                                                                                    --------          --------

Earnings (loss) before provision for income taxes ...............................  2,166,000        (3,485,000)
Income tax provision (Notes A and I) ............................................     85,000             6,000
                                                                                      ------             -----

Net earnings (loss) ............................................................. $2,081,000       $(3,491,000)
                                                                                  ==========       ===========

Earnings (loss) per share (Note A) ..............................................    $0.35            $(1.24)
                                                                                     =====            ======

Weighted average number of common and common
   equivalent shares ............................................................  5,917,441        2,817,405
                                                                                   =========        =========



See notes to financial statements


Consolidated Statements of Stockholders' Equity


                                                                                   Unearned
                                                                                  Portion of               Foreign
                                                Common Stock       Additional    Compensatory               urrency
                                             ------------------     Paid-in         Stock                  Translation
                                           Shares        Amount     Capital        Options     (Deficit)   Adjustment      Total
                                           ------        ------     -------        -------    ---------   ----------      -----

Balance - July 1, 1995                     2,596,410     $260,000   $ 8,147,000      -       $(6,138,000)     -        $ 2,269,000
Shares issued to directors                    86,040        9,000        86,000      -             -          -             95,000
Exercise of warrants                         495,025       49,000       198,000      -             -          -            247,000
Shares issued in connection with
   private placement (Note G)              1,723,076      172,000     4,891,000      -             -          -          5,063,000
Shares issued as fees for acquisitions
   (Note B)                                   30,769        3,000        97,000      -             -          -            100,000
Net loss                                                                             -        (3,491,000)     -         (3,491,000)
                                          ----------     ---------   ----------   ----------  ----------     ---------   ----------

Balance - June 30, 1996                    4,931,320      493,000    13,419,000      -        (9,629,000)     -          4,283,000
Shares issued to directors (to be
   delivered during fiscal 1998)              25,000        3,000        91,000      -             -          -             94,000
Exercise of stock options                    100,166       10,000       125,000      -             -          -            135,000
Compensatory stock options issued              -              -         117,000    $(91,000)       -          -             26,000
Registration costs incurred in
connection
   with private placement (Note G)             -              -        (131,000)     -             -          -           (131,000)
Foreign currency translation                   -              -            -         -             -          $36,000       36,000
Net earnings                                   -              -            -         -         2,081,000      -          2,081,000
                                          ---------     ---------  -----------    ----------  ---------      ---------  ---------

Balance - June 30, 1997                    5,056,486     $506,000   $13,621,000    $(91,000) $(7,548,000)     $36,000  $ 6,524,000
                                           =========     ========   ===========    ========  ===========      =======  ===========



See notes to financial statements



Consolidated Statements of Cash Flows
                                                                                                  Year Ended June 30,
                                                                                         -----------------------------------
                                                                                                 1997              1996
                                                                                                 ----              ----
Cash flows from operating activities:
   Net earnings (loss) ....................................................................   $ 2,081,000     $ (3,491,000)
   Adjustments  to  reconcile  net  earnings  (loss)  to net  cash  provided  by operating activities:
        Shares issued to directors ........................................................        94,000           95,000
        Compensatory stock options issued to consultants ..................................        26,000
        Provision for doubtful accounts ...................................................       261,000          162,000
        Depreciation and amortization .....................................................     1,058,000          709,000
        Purchased research and development                                                                       3,891,000
        Changes  in  operating  assets  and  liabilities,  net of  effects  from purchase of Pharmakon & JAC:
              Accounts receivable .........................................................    (2,729,000)        (620,000)
              Inventories .................................................................       152,000          (53,000)
              Prepaid and other assets ....................................................      (151,000)         (28,000)
              Accounts payable, accrued expenses and customer advances ....................     1,209,000          665,000
                                                                                                ---------          -------

                Net cash provided by operating activities .................................     2,001,000        1,330,000
                                                                                                ---------        ---------

Cash flows from investing activities:
   Acquisitions of fixed assets ...........................................................      (262,000)        (127,000)
   Capitalized software costs .............................................................      (929,000)        (496,000)
   Purchase of Pharmakon and JAC, net of cash acquired ....................................                     (3,893,000)
                                                                                                ---------       ----------

                Net cash used in investing activities .....................................    (1,191,000)      (4,516,000)
                                                                                               ----------       ----------

Cash flows from financing activities:
   Repayment of debt ......................................................................    (1,383,000)        (129,000)
   Proceeds from exercise of options and warrants .........................................       135,000          247,000
   Proceeds (expenses) of private placement ...............................................      (131,000)       5,063,000
                                                                                                 --------        ---------

                Net cash provided by (used in) financing activities .......................    (1,379,000)       5,181,000
                                                                                               ----------        ---------

Net (decrease) increase in cash and cash equivalents ......................................      (569,000)       1,995,000
Cash and cash equivalents - beginning of year .............................................     2,504,000          509,000
                                                                                                ---------          -------

Cash and cash equivalents - end of year ...................................................   $ 1,935,000     $  2,504,000
                                                                                              ===========     ============

Supplemental  disclosures of cash flow information:  Cash paid during the period for:
       Interest ...........................................................................  $    582,000     $     64,000
       Income taxes .......................................................................  $     46,000     $      6,000
   Noncash transactions:
      Equipment acquired with capital leases ..............................................  $    120,000     $     41,000
   The Company made acquisitions for $3,893,000 of cash in the year ended June 30,
      1996.  The purchase price was allocated to the assets acquired and liabilities
      assumed based on their fair value as indicated in Note B ............................                   $ 10,004,000
   Less cash acquired .....................................................................                   $    (11,000)
   Promissory note issued .................................................................                   $ (6,000,000)
   Common stock issued ....................................................................                   $   (100,000)
                                                                                                              ------------
                                                                                                              $  3,893,000
                                                                                                              ============

See notes to financial statements

Note A - The Company and its Significant Accounting Policies

The consolidated financial statements include the accounts of Mediware Information Systems, Inc. and its wholly owned subsidiary, Digimedics Corporation ("Digimedics") and its subsidiary J.A.C. Computer Services Limited ("JAC"). All significant intercompany transactions have been eliminated in consolidation.

Mediware Information Systems, Inc. and subsidiaries (the "Company") develops, installs and maintains computerized information systems for hospital blood banks, pharmacies and surgical suites.

[1]    Cash equivalents:

The Company considers all highly liquid short-term investments purchased with a maturity of three months or less to be cash equivalents.

[2] Revenue recognition:

Revenues are derived primarily from the sale of clinical information systems along with related service activities. Service activities generally include installation, training, maintenance, and support. The Company also derives revenue from the sale of computer hardware.

System sales contracts generally include the licensing of the companys information system software, services related to the training and installation of the software and sale of computer hardware. Pre-packaged software revenue is recognized upon delivery. Computer hardware revenue is recognized upon shipment. Training and system installation revenue is recognized when services are performed. Support and maintenance revenue is recognized on a pro-rata basis over the period of the contract. Contracts for the Pharmakon software that pre-dated the acquisition of Pharmakon (NoteB) are recognized as revenue using the percentage-of-completion method provided that collectibility is determinable.

[3] Inventories:

Inventories, which consist of equipment purchased for resale, are valued at the lower of cost or market. Cost is determined by the specific identification method.

[4] Fixed assets:

Furniture and equipment are depreciated by the straight-line method over their estimated useful lives of five years. Leasehold improvements are amortized by the straight-line method over the remaining terms of the respective leases.

[5] Software development costs:

In accordance with Statement of Financial Accounting Standards No. 86, the Company capitalizes certain costs associated with the development of computer software. Such costs, in addition to costs of purchased software, are amortized over the software's estimated useful life of five years. Management periodically evaluates the recoverability of capitalized software development costs and write-downs are taken if required.

Costs to maintain developed programs and other development costs incurred prior to achievement of technical feasibility are expensed as incurred. Such costs were $1,662,000 and $956,000 for the years ended June30, 1997 and 1996, respectively. Software development costs reported on the consolidated statements of operations include amortization (NoteD).

[6] Excess of cost over the fair value of net assets acquired:

The excess of cost over the fair value of net assets acquired, which arose from the acquisitions of Digimedics, Pharmakon and JAC, is being amortized on a straight-line basis over twenty years. Management continually reevaluates the appropriateness of the amortization periods and related carrying amount. Goodwill is adjusted if events and circumstances indicate that an other than temporary decline in value below the current unamortized historical cost has occurred. Several factors are used to evaluate goodwill, including but not limited to managements plans for future products and operations, market position and continual acceptance, recent operating results and projected undiscounted cash flows.

[7] Advances from customers:

Advances from customers represent contractual payments received by the Company. Such amounts are recorded as income upon delivery of the system with respect to system revenues or over the life of the service agreement with respect to service revenue.

[8] Income taxes:

The Company utilizes the method of accounting for income taxes prescribed by Statement of Financial Accounting StandardsNo.109, "Accounting for Income Taxes" (SFAS109). Pursuant to SFAS109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect at the balance sheet date. The resulting asset or liability is adjusted to reflect enacted changes in tax law.

[9] Earnings (loss) per share:

Earnings (loss) per share are based on the weighted average number of shares outstanding during each year. Stock options and warrants are included as share equivalents using the modified treasury stock method.

Earnings per share are computed on a primary basis since the fully diluted basis does not result in further dilution.

[10] Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note A - The Company and its Significant  Accounting  Policies  (Continued)

[11] Impairment of long-lived assets:

During the year ended June30, 1997 the Company adopted Statement of Financial Accounting Standards No.121 (SFAS121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS121 establishes accounting standards for the impairment of long-lived assets, certain identifiable assets, and goodwill related to those assets. The adoption of SFAS121 had no effect on the Company's financial statements.

[12] Financial instruments:

The carrying amounts of accounts receivable, accounts payable, accrued expenses, capitalized lease obligations and long-term debt approximate their fair value as the interest rates on the Companys indebtedness approximate current market rates and due to the short period to maturity of these instruments.

[13] Stock-based compensation:

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123"), Accounting for Stock-Based Compensation. SFAS 123 encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for its employee stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No.25 (APB25"), Accounting for Stock Issued to Employees and disclose the pro forma effects on net and earnings (loss) per share had the fair value of options been expensed. Under the provisions of APB25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Companys common stock at the date of the grant over the amount an employee must pay to acquire the stock (see NoteG).

[14] Recently issued accounting pronouncements:

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128"), Earnings per Share. This new standard requires dual presentation of basic and diluted earnings per share
(EPS) on the face of the statement of income and requires reconciliation of the numerators and the denominators of the basic and diluted EPS calculation. This statement will be effective for the second quarter of the Companys 1998 fiscal year and will require retroactive restatement of previously reported per share data. The Company has not yet quantified what effect the adoption of SFAS 128 will have on its earnings per share of common stock.

In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No.130 ("SFAS130"), "Reporting Comprehensive Income", and No.131, "Disclosures about Segments of an Enterprise and Related Information". These statements will be effective for the Companys 1999 fiscal year. Implementing SFAS130 and SFAS131 will not effect the Companys financial position or results of operations.

Note B - Acquisitions

On June17, 1996, Digimedics and Information Handling Services Group, Inc. (IHS) and its wholly owned subsidiary, Continental Healthcare Systems, Inc. (Continental), entered into an Asset Purchase Agreement whereby Digimedics purchased from Continental its Pharmakon division (Pharmakon) on that date. Also on June 17, 1996, Digimedics purchased from Holland America Investment Corporation, a wholly owned subsidiary of IHS, all of the issued and outstanding capital stock of JAC, a United Kingdom corporation. Pharmakon and JAC develop, install and maintain computerized information systems for hospital pharmacies. Digimedics paid an aggregate of $3,666,000 in cash and issued a $6,000,000 secured promissory note (NoteE) for both acquisitions.

Digimedics also incurred acquisition costs of $238,000 in cash (of which approximately $76,000 was to a related party see Note K) and issued 30,769 shares of common stock valued at $100,000 as a fee to related parties.

The purchase price has been allocated to the assets acquired, including cash of $11,000, and liabilities assumed based on their fair values as follows:

  Purchase price:
     Cash                                                        $  3,666,000
     Note payable                                                   6,000,000
     Costs of acquisition                                             338,000

                                                                  $10,004,000
  Assets acquired and liabilities assumed:
     Current assets                                              $    638,000
     Fixed assets                                                     248,000
      Other assets                                                    151,000
     Purchased research and development                             3,891,000
     Excess of cost over fair value of net assets acquired          5,873,000
     Current liabilities                                             (797,000)

                                                                  $10,004,000

The  purchased   research  and   development  was  charged  to  operations  upon
acquisition. The acquisitions have been accounted for as a purchase and, accordingly, the accompanying financial statements include the accounts of Pharmakon and JAC from date of acquisition.

Pro forma summary consolidated results of operations, based on the original agreement, assuming the acquisition of Pharmakon and JAC had taken place on July 1, 1995 is as follows:
                                                        Year Ended June 30, 1996
                                                                (Unaudited)
     Revenue                                                      $18,965,000

     Net earnings                                                     $26,000

     Earnings per share                                                  $.01

Note C - Fixed Assets

Fixed assets consist of the following as at June 30, 1997:

     Computer, machinery, and office equipment                   $1,996,000
     Furniture                                                      310,000
     Leasehold improvements                                          18,000

                                                                  2,324,000
     Less accumulated depreciation                                1,572,000
                                                                $   752,000


Note D - Capitalized Software Costs


                                                                           Year Ended
                                                                             June 30
                                                                 -----------------------------
                                                                    1997              1996
                                                                    ----              ----
      Balance, beginning of year (net of accumulated
         amortization)                                           $1,012,000       $  998,000
      Additions                                                     929,000          496,000
      Amortization                                                 (493,000)        (482,000)

       Balance, end of year (net of accumulated amortization)    $1,448,000       $1,012,000

Note E - Notes Payable

At June 30, 1997 the Company has outstanding notes payable as follows:

Promissory note issued in connection  with the  acquisition of Pharmakon and JAC
     (the Acquisition  Note) (Note B) guaranteed by the Company,  collateralized by substantially  all of the assets of Digimedics and all of the issued and outstanding  stock of Digimedics and JAC. The loan  agreement,  among other matters,  restricts  the  Company  with  respect to  incurring  any lien or encumbrance on its property or assets,  entering into new  indebtedness and
     paying any dividends (1)                                                     $4,633,000

Notesissued during the years ended June30,  1995 and 1994,  bearing  interest at
     12%  per  annum,  due  on  demand,  collateralized  by the  trade  accounts receivable  of  Digimedics  (including  $804,000  owed  to  directors)  (2)
                                                                                   1,179,000
                                                                                   ---------
                                                                                   5,812,000
Less current maturities                                                            1,212,000
                                                                                   ---------
Balance due during fiscal year ending June 30, 1999                               $4,600,000
                                                                                  ==========

(1) On October28, 1996 the Acquisition Note was amended to provide for an extension of the original due date to August1, 1997. The extension agreement provided for an immediate payment of $1 million and monthly payments of $100,000 for principal and interest. In addition, the interest rate was increased to 15% on approximately $3,763,000 and 8.25% on the remaining $1,237,000. The agreement provided for the monthly payments to be first applied to the interest on the $1,237,000 portion of the loan and the remainder applied to the interest, then principal, of the portion of the loan which bears interest at 15%.

     Effective July21, 1997, the Acquisition Note was further amended. The second amendment provides for (i) a reduction of the principal balance by $437,000, which amount was owing by Continental to Digimedics pursuant to a service agreement (NoteJ), (ii) extended payment terms which require quarterly principal payments of $150,000 commencing October31, 1997 with the balance due on November30, 1998, or earlier in the event of a change in control or refinancing by the Company as described in the amended agreement, and (iii) a reduction in the interest rate to 8.5% payable monthly. The note is classified in the accompanying financial statements based on the amended payment terms.

(2) Of these notes, $854,000 are subordinated to the Acquisition Note and are accordingly classified as long-term debt. In conjunction with the issuance of these notes the Company issued warrants to purchase 1,040,025 shares of common stock for $0.50 per share and 129,695 shares for $1.25 per share, exercisable through September30, 2004. During May 1996, 495,025 of the $0.50 warrants were exercised.

Note F - Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at June30, 1997:

 Wages and related benefits                                        $   895,000
 Professional fees (including $96,000 due to a related party see
    Note K)                                                            205,000
 Interest (including $323,000 due to directors)                        469,000
 Income tax                                                             42,000
 Other                                                                 421,000
                                                                    $2,032,000

Note G - Stockholders Equity

[1]  Stock options and warrants:

     Pursuant to the Companys Stock Option Plan (the "Plan") the number of shares which may be issued is equal to twenty percent of the outstanding shares of common stock, except that no more than 500,000 shares may be issued pursuant to incentive stock options. The options entitle holders to purchase shares of common stock at an exercise price not less than the fair value of the common stock at the date of grant. Up to 511,519 additional options may be issued under this plan.

     The Company also has options outstanding pursuant to a 1982 Stock Option Plan (the "1982 Plan") and a Non-Employee Directors Stock Option Plan (the "Non-Employee Directors Plan"). No additional options may be granted under the 1982 Plan or the Non-Employee Directors Plan. The options under the Non-Employee Directors Plan entitle the holders to purchase shares of common stock at a price equal to the fair value on the date of grant.

     In November 1996, the Company granted a director of the Company options to purchase 75,000 shares of common stock at $3.50 per share pursuant to a consulting agreement. The options are exercisable at a rate of 25,000 options per annum commencing November 1, 1997 and expire on November 1, 2001. The Company determined the fair value of these options to be approximately $117,000 which is being charged to operations over three years.

     The following table sets forth summarized information concerning the Company's stock options:

                                                         Year Ended June 30,
                                                         -------------------

                                                  1997                        1996
                                                  ----                        ----
                                                          Weighted                   Weighted
                                                          Average                    Average
                                                          Exercise                   Exercise
                                            Shares        Price          Shares      Price
                                            ------        -----          ------      -----
Options outstanding at beginning of year     601,674      $1.37          578,565     $1.42
Granted                                      226,669      $3.22           80,002     $1.14
Exercised                                   (100,166)     $1.35           - 0 -
Cancelled                                    (27,355)     $2.29          (56,893)    $1.54
                                             -------      -----          -------     -----

Options outstanding at end of year           700,822      $1.93          601,674     $1.37
                                             =======      =====          =======     =====

Options exercisable at end of year           408,915      $1.56          438,060     $1.50
                                             =======      =====          =======     =====


     The  following  table  presents   information  relating  to  stock  options
     outstanding at June 30, 1997:


                        Options Outstanding                  Options Exercisable
                      ----------------------------------------------------------
                                              Weighted
                               Weighted       Average                   Weighted
                               Average       Remaining                  Average
     Range of                  Exercise       Life in                   Exercise
Exercise Price     Shares      Price           Years       Shares       Price
--------------     ------      -----           -----       ------       -----

  $1 - $1.76       460,124     $1.13          6.01         363,217      $1.17
$2.80 - $3.625     211,669     $3.22          7.55          16,669     $3.625
    $5.25           29,029      $5.25          2.00         29,029      $5.25
                   --------                                 --------
                   700,822      $1.93          6.31         408,915     $1.56

     The Company has outstanding warrants for the purchase of 545,000 shares of its common stock at $.50 per share and for the purchase of 129,695 shares at $1.25 per share exercisable through September 30, 2004 (Note E).

     The weighted-average fair value at date of grant for options granted during the year ended June 30, 1997 and 1996 was $1.89 and $0.73 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes option pricing model utilizing the following assumptions:

                                                 June 30,
                                      ------------------------------
                                            1997           1996
                                            ----           ----
Risk-free interest rates                  5.6% - 6.5%    5.9% - 6%
Expected option life in years                3 - 8         3 - 8
Expected stock price volatility               50%           80%
Expected dividend yield                      - 0 -         - 0 -




Had the Company elected to recognize compensation cost based on the fair value of the options at the date of grant as prescribed by SFAS 123, net earnings
(loss) for the years ended June 30, 1997 and 1996 would have been $2,010,000 and $(3,521,000) or $0.34 per share and $(1.25) per share, respectively.

[2]  Private Placement:

     During June 1996, the Company completed a private placement of its securities. The Company issued 1,692,308 shares of its common stock for $3.25 a share, yielding gross proceeds of approximately $5,500,000. In connection with the private placement and the related registration of the securities (pursuant to registration rights granted to the investors) the Company incurred costs aggregating $568,000 (of which approximately $118,000 was paid to a related party) ( see NoteK). The Company recorded $437,000 of these costs during the fiscal year ended June30, 1996 and $131,000 during the fiscal year ended June30, 1997. The Company also issued 30,768 shares of common stock to related parties as a placement fee valued at $100,000.

Note H - Commitments and Contingencies

[1]  Operating leases:

     Rental commitments for the remaining term of the Company's noncancellable leases relating to office space expiring at various dates through 2004 are as follows:

     Year Ending June 30,

        1998                         $   489,000
        1999                             245,000
        2000                             191,000
        2001                             170,000
        2002                              48,000
        Thereafter                        97,000
                                          ------

                                      $1,240,000
                                      ==========

     Certain leases provide for additional payments for real estate taxes and insurance and contain an escalation clause for increases in utilities and services. Rental expense for the years ended June30, 1997 and 1996 aggregated $442,000 and $213,000, respectively.

[2] Software license agreement:

     In September1990, the Company entered into an agreement to acquire a perpetual license for a computerized information system for hospital operating rooms. The Company is required to pay royalties of 5% to 15% of sales of the product.

[3] Contingency:

     Mediware Information Systems, Inc., ("Mediware") its wholly owned subsidiary, Digimedics, and Continental have been named as co-defendants in a litigation which has been commenced by a former customer of Continental. The litigation arises out of a contract between Continental and the customer, under which Continental was to install certain computer equipment and software. The plaintiff alleges that computer equipment and software were not operational, and that the contract the plaintiff had with Continental was assigned without its consent to Digimedics when it acquired Continentals Pharmakon Division (see NoteJ). The plaintiff also alleges that Digimedics failed to honor the contract and that Mediware did not fulfill its promise to install and support the software as prescribed in the contract. The plaintiffs claims against Digimedics are for breach of contract, intentional interference with contract, and negligent interference with contract. The plaintiffs claims against Mediware are for promissory estoppel, intentional interference with contract, and negligent interference with contract. The plaintiff is seeking unspecified compensatory, consequential, and punitive damages. Management believes that the claims against the Company are without merit and is vigorously opposing those claims, however, see Note M [2].

[4] Other matters:

     Substantially all of the Company's cash is held at two large financial institutions.


Note I - Income Taxes

The provision for income taxes consists of the following:

                          Year Ended June 30,
                      ---------------------------
                             1997           1996
 Federal                   $ 28,000          -
 State                       51,000        $6,000
 Foreign                      6,000          -
                           --------        -------
                           $85,000         $6,000
                           =======         ======


The principal components of deferred tax assets, liabilities and valuation allowance are as follows:

Deferred tax assets:
   Net operating loss carryforwards                                 $ 2,312,000
   Business tax credit carryforwards                                    359,000
   Purchased research and development                                 1,449,000
   Valuation reserves and accruals deductible in different periods      242,000
   Other                                                                 28,000

                                                                      4,390,000
Valuation allowance                                                  (3,781,000)

                                                                        609,000
Deferred tax liabilities:
   Software cost capitalization                                         579,000
   Amortization differences                                              30,000

                                                                        609,000

Net deferred tax asset                                                   - 0 -
                                                                     ===========



The Company has recorded a valuation allowance for the amount by which deferred tax assets exceed deferred tax liabilities as the likelihood of its future realization cannot be presently determined.

The difference between the tax provision and the amount that would be computed by applying the statutory federal income tax rate to income before taxes is attributable to the following:


                                                                           Year Ended June 30,
                                                                     -----------------------------------
                                                                           1997                1996*
                                                                           ----                -----
Income tax provision (benefit) - statutory rate                         $   736,000      $(1,187,000)
 Provision for state income taxes (benefit) - net of federal
    benefit (expense)                                                       134,000         (181,000)
 (Reduction) increase in valuation allowance on deferred
    tax assets                                                             (857,000)       1,374,000
 Nondeductible items                                                         66,000
 Other                                                                        6,000
                                                                       ------------       ------------
                                                                       $     85,000      $     6,000
                                                                       ============       ============

 * Reclassified to be comparative to the current year.



At June 30, 1997 the Company has available net operating loss carryforwards to reduce future federal taxable income of approximately $5,780,000. At June30, 1997 the Company also has available general business tax credit carryforwards to reduce future current federal income tax expense of approximately $359,000. The net operating loss carryforwards and business tax credit carryforwards expire in various amounts through 2009 and 2012, respectively.

Note J - Service Agreement

Concurrent with the acquisition of Pharmakon, Digimedics entered into an agreement with Continental to perform Continentals obligation to provide certain services for customers of Continental, such services to include installation of systems, customizing systems, and providing hardware. The agreement also provides for Digimedics to assist Continental in the collection of certain billed and unbilled accounts receivable, principally due from the customers who will receive the above mentioned services. Digimedics was to be paid approximately $1,237,000 plus 30% of amounts collected for performing the foregoing services.

Effective July21, 1997 the above agreement was modified to provide that Digimedics will be entitled to retain 100% of any amounts collected after July21, 1997 with respect to accounts receivable which had not been billed by Continental prior to the acquisition date. In addition, the amount to be paid by Continental to Digimedics was reduced from $1,237,000 to $437,000. Such amount ($437,000) was effectively received as of July21, 1997 by the reduction of the principal amount of the Acquisition Note. This payment was for work performed to date for servicing the various customers and is included in accounts receivable at June30, 1997 (NoteE).

Note K - Related Party Transactions

During the years ended June30, 1997 and 1996 approximately $183,000 and $166,000, respectively, was incurred for legal fees provided by a firm, a counsel to which is also a director of the Company. The majority of these fees represent costs incurred in connection with the Company's acquisitions referred to in NoteB and the private placement of the Companys securities referred to in NoteG.

Note L - Information on Business Segments

The Company operates in only one business segment, specifically engaging in development, installation and maintenance of computerized information systems for hospitals. The Companys worldwide activities consist of operations in the United States and the United Kingdom. Revenue, income and identifiable assets by geographical area as at and for the year ended June30, 1997 are as follows:

                                        United         United      Consolidated
                                        States         Kingdom        Total

Revenues from unaffiliated customers    $16,568,000   $1,951,000   $18,519,000

Net earnings (loss)                       2,099,000     (18,000)     2,081,000

Identifiable assets                      15,936,000    1,413,000    17,349,000


Note M  Subsequent Events

[1]  Private Placement:

     In August1997 the Company completed a private placement of its securities and issued 400,000 shares of its common stock for $6.00 per share. The Company also issued warrants to purchase 40,000 shares of common stock at $6.00 per share as a placement fee and agreed to file a registration statement with the Securities and Exchange Commission registering the private placement shares within 30 days of the filing of its Annual Report on Form 10-KSB for the year ended June30, 1997 and to use its best efforts to have the registration statement declared and maintained effective for a specified period of time. Costs of the private placement and the filing of the registration statement are estimated to be $310,000.

[2] Litigation (unaudited):

     In December 1997, a settlement in connection with the matter described in Note H[3] was agreed to in principal by Mediware and Continental. Pursuant to the proposed settlement agreement, the plaintiff would receive $500,000. Mediware has agreed to contribute one-third of this total amount and Continental has agreed to contribute two-thirds of this total amount in settlement with the plaintiff. However, each Mediware and Continental has reserved its respective rights to seek indemnification from each other for these payments.


MEDIWARE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Balance Sheet
As at September 30, 1997
(unaudited)

                                           ASSETS
Current assets:
    Cash and cash equivalents ....................................................................  $4,231,000
    Accounts receivable, less estimated doubtful accounts of $295,000 ............................   7,237,000
    Inventories ..................................................................................      48,000
    Prepaid expenses and other current assets ....................................................     442,000
                                                                                                       -------
        Total current assets .....................................................................  11,958,000

Fixed assets, at cost, less accumulated depreciation of $1,620,000 ...............................     722,000

Capitalized software costs .......................................................................   1,573,000

Excess of cost over fair value of net assets acquired, net of accumulated ........................   6,338,000
amortization of $813,000
Other assets .....................................................................................      87,000
                                                                                                        ------

                                                                                                   $20,678,000
                                                                                                   ===========
                                         LIABILITIES
Current liabilities:
    Accounts payable .............................................................................    $711,000
    Notes payable ................................................................................     600,000
    Accrued expenses and other current liabilities ...............................................   2,898,000
    Advances from customers ......................................................................   2,711,000
    Current portion of capital leases payable ....................................................      11,000
                                                                                                        ------
        Total current liabilities ................................................................   6,931,000

    Notes payable, less current portion ..........................................................   4,450,000
    Capital leases payable, less current portion .................................................      11,000
                                                                                                        ------
        Total liabilities ........................................................................  11,392,000
                                                                                                    ----------

                                    STOCKHOLDERS' EQUITY

Preferred stock - $.01 par value; authorized 10,000,000 shares; none issued and outstanding
Common stock - $.10 par value; authorized 12,000,000 shares; 5,483,363 issued and outstanding ....     548,000
Unearned compensation ............................................................................     (81,000)
Cumulative foreign currency translation adjustment ...............................................      20,000
Additional paid-in capital .......................................................................  15,724,000
(Deficit) ........................................................................................  (6,925,000)
                                                                                                    ----------

        Total stockholders' equity ...............................................................   9,286,000
                                                                                                     ---------
                                                                                                   $20,678,000
                                                                                                   ===========


MEDIWARE INFORMATION SYSTEMS,  INC. AND SUBSIDIARIES
Consolidated Statements of Operations (unaudited)


                                                             Three Months Ended September 30,
                                                          ------------------------------------
                                                                 1997             1996
                                                                 ----             ----
Revenues:
     System sales ............................................  $1,863,000   $1,818,000
     Services ................................................   3,000,000    2,541,000

                                                               -----------   ----------

     Total revenues ..........................................   4,863,000    4,359,000

                                                               -----------   ----------

Costs and expenses:
        Cost of systems ......................................    665,000       775,000
        Cost of services .....................................    747,000       774,000
        Software development costs ...........................    584,000       605,000
        Selling, general and administrative ..................  2,095,000     1,606,000

                                                               -----------   ----------
                                                                4,091,000     3,760,000

Earnings before interest and taxes ...........................    772,000       599,000
Interest income ..............................................     45,000        27,000
Interest (expense) ...........................................   (156,000)     (161,000)

                                                               -----------   ----------
Earnings before taxes ........................................   $661,000      $465,000
Provision for income taxes ...................................     38,000        19,000

NET EARNINGS .................................................   $623,000      $446,000
                                                               -----------   ----------

Earnings per share ...........................................      $0.10         $0.08

                                                               -----------   ----------
Weighted average number of common and common equivalent         6,312,378     5,848,764
shares                                                         -----------   ----------



MEDIWARE  INFORMATION  SYSTEMS,  INC. AND SUBSIDIARIES
Consolidated Statements Of Cash Flows (unaudited)

                                                                                        Three Months Ended
                                                                               -------------------------------------

                                                                                   Sept. 30           Sept. 30
                                                                                     1997               1996
                                                                               ------------------ ------------------
Cash flows from operating activities:
   Net earnings ......................................................................  $623,000           $446,000
   Adjustments  to reconcile  net earnings  (loss) to net cash provided by (used
    in) operating activities:
    Provision for doubtful accounts ..................................................    13,000             42,000
    Depreciation and amortization ....................................................   196,000            230,000
    Changes in operating assets and liabilities:
        Accounts receivable ..........................................................  (867,000)        (1,591,000)
        Inventory ....................................................................     8,000            139,000
        Prepaid and other assets .....................................................  (147,000)          (180,000)
        Accounts payable, accrued expenses and customer advances ..................... 1,450,000            919,000
                                                                                       ---------            --------
        Net cash provided by operating activities ....................................  1,276,000             5,000
                                                                                        ---------             -----

Cash flows from investing activities:
   Acquisition of fixed assets .......................................................   (78,000)           (47,000)
   Capitalized software costs ........................................................  (192,000)          (160,000)
                                                                                        --------           --------

        Net cash (used in) investing activities ......................................  (270,000)          (207,000)
                                                                                        --------           --------


Cash flows from financing activities:
   Proceeds from exercise of options and warrants ....................................    32,000             12,000
   Proceeds of private placement ..................................................... 2,160,000
   Repayment of debt .................................................................  (902,000)
                                                                                       --------           --------
        Net cash (used in) provided by financing activities .......................... 1,290,000             12,000
                                                                                       ---------             ------


NET (DECREASE) IN CASH AND CASH EQUIVALENTS .......................................... 2,296,000          (190,000)
Cash and cash equivalents, beginning of period ....................................... 1,935,000          2,504,000
                                                                                       ---------          ---------

CASH AND CASH EQUIVALENTS, END OF PERIOD .............................................$4,231,000         $2,314,000
                                                                                      ==========         ==========

Supplemental  disclosures of cash flow information:  Cash paid during the period for:
        Interest .....................................................................  $197,000           $144,000
        Income taxes .................................................................   $26,000             $9,000

MEDIWARE INFORMATION  SYSTEMS,  INC. & SUBSIDIARIES
Notes to Unaudited Financial Statements

1.  Financial  Statements:

     In the opinion of management, the accompanying unaudited, consolidated, condensed financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position of the Company and its results of operations and cash flows for the interim periods presented. Such financial statement have been condensed in accordance with the applicable regulations of the Securities and Exchange Commission and therefore, do not include all disclosures required by generally accepted accounting principles. These financial statements should be read in conjunction with the Companys audited financial statements for the year ended June 30, 1997 included in the Companys annual report filed on Form 10KSB.

     The results of operations for the three months ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire fiscal year.

2.  Earnings Per Share:

     Earnings per share is computed on the basis of the weighted average number of common shares outstanding during each period. Common share equivalents relating to shares which may be issued upon exercise of stock options and warrants and are included in the computation when the results are dilutive.

3.  Income Taxes:

     The tax expense is minimal due to the carry forward benefit from the net operating loss.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

          Article X of the Company's by-laws as amended provides that the Company will indemnify to the fullest extent permitted by the New York Business Corporation Law (the "NYBCL") any officer or Director of the Company. Article X of the Company's by-laws further requires the advancement of expenses and permits the maintenance of insurance in connection with claims for indemnification by officers and Directors. Other provisions of Article X contain procedures to be followed by Directors and officers claiming indemnification and by the Company's representatives in determining an indemnitee's entitlement. The indemnification of officers and Directors under Article X of the Company's by-laws is intended to be as extensive as is permitted under applicable law. No statute, charter provisions, by-laws, contract or other arrangements that insures or indemnifies a Director or officer of the Company affects his or her liability in such capacity.

          ss.721-726 of the NYBCL provides authorization for broad indemnification of directors and officers by New York corporations. ss.721 of the NYBCL provides that rights granted to officers and directors pursuant to the NYBCL shall not be deemed exclusive of any other rights which a director or officer may have by specific corporate authorization, except that a corporation may not, by the certificate of incorporation or the by-laws, indemnify a director or officer for acts that were committed in bad faith or were the result of deliberate dishonesty. A director or officer may, however, still be indemnified for such acts by separate contract or by other law. ss.722 of the NYBCL is the operative section of the statute that contains the broad grant of authority for corporations to indemnify directors and officers for losses and expenses, including attorneys' fees. ss.723 of the NYBCL provides that a person who has been successful in the defense of a civil or criminal action or proceeding as an officer or director of a corporation shall be entitled to indemnification even if indemnification was not specifically authorized by the corporation. ss.724 of the NYBCL provides that a person who is entitled to indemnification pursuant to ss.723 may seek such indemnification in court. ss.725 of the NYBCL provides that expenses which were advanced to a person in defending a civil or criminal action in connection with services performed as an officer and director shall be returned if it is ultimately determined that such person was not entitled to indemnification.

Item 25.  Other Expenses of Issuance and Distribution


Description                                                          Amount(1)
-----------                                                          ---------

Securities and Exchange Commission filing fee ..................   $    1,315
Legal Services..................................................       20,000
Accounting Services ............................................       20,000
Miscellaneous ..................................................        3,685
                                                                        -----
Total(1) .......................................................   $   45,000
                                                                   ==========

(1) All fees are estimated except for the Securities and Exchange Commission filing fee.

Item 26.  Recent Sales of Unregistered Securities

        During the past three years, the Company sold securities that were not registered under the Securities Act of 1933 (the "Securities Act") in the transactions described below.

        On May 8, 1996, the Company issued 495,025 shares of Common Stock pursuant to the exercise by warrantholders of 495,025 warrants at $0.50 per share. Total proceeds to the Company were approximately $247,000. The issuance was exempt from registration pursuant to Section 4(2) under the Securities Act of 1933. No underwriting discounts or commissions were paid as a result of this issuance.

        On June 17, 1996, in connection with the financing of an acquisition, the Company issued an aggregate of 1,692,308 shares of Common Stock to a total of nine persons (including the Chairman of the Company) and institutional investors for $3.25 per share, in a private placement exempt from registration pursuant to Regulation D under the Securities Act of 1933. The total net proceeds to the Company were approximately $4.9 million. Smith Barney Inc. was paid a placement fee of $300,000. Also on June 17, 1996, in connection with this acquisition transaction and related financing, the Company issued 61,537 shares of Common Stock to two individuals, including a director of the Company as fees for services rendered, which issuance was exempt from registration pursuant to
Section 4(2) under the Securities Act of 1933.

        On August 27, 1997, the Company issued an aggregate of 400,000 shares of Common Stock to a total of eleven persons and institutional investors for $6.00 per share, in a private placement exempt from registration pursuant to Regulation D under the Securities Act of 1933. The total gross proceeds to the Company were $2,400,000 (before estimated expenses of $310,000). Oscar Gruss & Son Incorporated was paid a placement fee consisting of (i) $240,000 in cash and
(ii) a warrant representing the right to purchase 40,000 shares of the Common Stock of the Company.

Item 27.  Exhibits

        An Exhibit Index, containing a list of all exhibits to this registration statement, commences on page II-6.

Item 28.  Undertakings

        The small business issuer will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) Reflect  in  the  prospectus  any  facts  or  events  which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii)Include any  additional or changed  material  information on the plan of distribution.

     (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director,officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Scotts Valley and State of California, on the 22nd day of December, 1997.

                                            MEDIWARE INFORMATION SYSTEMS, INC.


                                            By:   /s/ Les Dace
                                                  ------------
                                                  Les N. Dace
                                                  President and CEO

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                      Title                             Date

/s/ Les Dace                 President, Chief Executive Officer and        December 22, 1997
-----------------------      Director (Principal Executive
(Les Dace)                   Officer)

/s/ George J. Barry
-----------------------      Chief Financial Officer (Principal Financial  December 22, 1997
(George J. Barry)            Officer and Principal Accounting Officer)

* Lawrence Auriana
-----------------------      Chairman of the Board and                     December 22, 1997
(Lawrence Auriana)           Director

* Jonathan H. Churchill
-----------------------      Director                                      December 22, 1997
(Jonathan H. Churchill)

*Roger Clark
-----------------------      Director                                      December 22, 1997
(Roger Clark)


-----------------------      Director                                      December 22, 1997
(Joseph Delario)

*John C. Frieberg
-----------------------      Director                                      December 22, 1997
(John C. Frieberg)

*Walter Kowsh, Jr.
-----------------------      Director                                      December 22, 1997
(Walter Kowsh, Jr.)

*Hans Utsch
-----------------------      Director                                      December 22, 1997
(Hans Utsch)

*Clinton Weiman
-----------------------      Director                                      December 22, 1997
(Clinton Weiman)

*By /s/ Les Dace
  ---------------------
    Attorney-in-Fact



                                                            EXHIBIT INDEX

Exhibit
  No.             Description

3.1           Restated Certificate of Incorporation                       Incorporated by Reference to Exhibit No. 4 to
                                                                          the Registration Statement (the "1996
                                                                          Registration Statemen") on Form S-8 (File No.
                                                                          333-7591)

3.2           By-laws                                                     *

5             Opinion of Winthrop, Stimson, Putnam & Roberts

10.1          Agreement between the Company and Intellimed Corporation    **
              dated September 25, 1990

10.3.1        Asset Purchase Agreement dated June 17, 1996 among          ***
              Digimedics Corporation and Continental Healthcare
              Systems, Inc. and Information Handling Services Group,
              Inc.

10.3.2        Stock Purchase Agreement dated June 17, 1996 among          ***
              Digimedics Corporation and Holland America Investment
              Corporation and Information Handling Services Group, Inc.

10.3.3.1      Second Amended and Restated Secured Promissory Note of      ****
              Digimedics Corporation dated July 21, 1997 in the
              principal amount of $4,195,419 to Continental Healthcare
              Systems, Inc.

10.3.4        Pledge Agreement dated June 17, 1996 between Mediware and   ***
              Continental Healthcare Systems, Inc.

10.3.5        Charge dated June 17, 1996 between Digimedics Corporation   ***
              and Continental Healthcare Systems, Inc.

10.3.6        General Security Agreement dated June 17, 1996 between      ***
              Digimedics Corporation and Continental Healthcare
              Systems, Inc.


                                       II-6

10.3.7        Guaranty dated June 17, 1996 by Mediware in favor of        ***
              Continental Healthcare Systems, Inc.

10.3.8        Agreement Regarding Collection of Accounts Receivable and   ****
              Servicing of Customers as Related to Deferred Revenues
              dated as of June 17, 1996 between Digimedics Corporation
              and Continental Healthcare Systems, Inc.

10.3.8.1      Agreement dated July 21, 1997 between Digimedics            ****
              Corporation and Continental HealthCare Systems, Inc.
              modifying the Agreement Regarding Collection of Accounts
              Receivable and Servicing of Customers

10.7.1        Letters outlining terms of engagement for Les Dace,         ****
              Thomas Mulstay, John Esposito, George Barry and Rodger
              Wilson

10.8          Employee Stock Option Plan, 1982, as amended                **

10.9          Form of Stock Option Agreement under 1982 Plan              **

10.10         Form of Stock Option Agreement with Quadrocom, Inc.         **

10.13         1992 Employee Stock Option Plan                             Incorporated by reference to Exhibit C to
                                                                          Compan's Proxy Statement dated December 17,
                                                                          1991

10.14         Stock Option Plan for Non-Employee Directors                Incorporated by reference to Exhibit B to
                                                                          Company's Proxy Statement dated December 17,
                                                                          1991

10.15         Form of Stock Option Agreement under 1992 Employee Stock    *
              Option Plan

10.16.1       Form of Note for Interim Financing                          *

10.16.2       Form of Warrant for Interim Financing                       *


                                       II-7


10.17         Form of Stock Option Agreement for Joseph Delario           Incorporated by reference to Exhibit No. 10.17
                                                                          to the Registration Statement on Form SB-2
                                                                          (File No. 333-18277)

10.18         Warrant issued to Oscar Gruss and Son Incorporated to       ****
              purchase 40,000 shares of Common Stock

10.19         1997 Stock Option Plan for Non-Employee Directors           Incorporated by reference to Exhibit A to
                                                                          Company's Proxy Statement dated November 21,
                                                                          1997

21            Subsidiaries of the registrant                              *

23.1 Consent of Winthrop, Stimson, Putnam & Roberts (Contained in Exhibit 5)

23.2          Consent of Richard A. Eisner & Company, LLP

24            Powers of Attorney

________________________

     * Incorporated by reference to the Exhibit bearing the same designation in the Company's Annual Report on Form 10- KSB for the fiscal year ended June 30, 1996.

     ** Incorporated by reference to the Exhibit bearing the same designation in the Registration Statement on Form S-18 (File No. 33-40411).

     *** Incorporated by reference to Exhibits 2(a), 2(b), 2(d), 2(e), 2(f) and 2(g), respectively, in the Company's Current Report on Form 8-K, filed on July 1, 1996.

     **** Incorporated by reference to the Exhibit bearing the same designation in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997.

Mediware Information Systems, Inc.
December 19, 1997



                                  Exhibit No. 5

                       Winthrop, Stimson, Putnam & Roberts
                             One Battery Park Plaza
                             New York, NY 10004-1490
                            Telephone: (212) 858-1000





                                                           December 19, 1997



Mediware Information Systems, Inc.
1121 Old Walt Whitman Road
Melville, NY 11747-3005

Attn:  Mr. Les Dace
           President



Gentlemen:


         As special counsel to Mediware Information Systems, Inc., a New York corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act"), of up to 440,000 shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), to be sold by certain selling shareholders ("Selling Shareholders") from time to time, we have examined the registration statement on Form SB-2 (the "Registration Statement") filed under the Act, including the prospectus which is a part thereof. As to the shares of Common Stock heretofore issued to the Selling Shareholders, we have been advised by Company officers that the Company has received payment therefor in accordance with the authorization for such shares, and we have examined such further documents as we have considered necessary for the purposes of this opinion. Based upon such examination and advice we hereby advise you that:

         (1) We are of the opinion that the 400,000 shares of Common Stock covered by the Registration Statement which have been issued as of the date hereof to certain Selling Shareholders are validly issued, fully paid and non-assessable, except to the extent, if any, provided in Section 630 of the New York Business Corporation Law ("BCL").

         (2) We are of the opinion that the 40,000 shares of Common Stock covered by the Registration Statement which may be issued to a Selling Shareholder pursuant to a warrant will be validly issued, fully paid and non-assessable, except to the extent, if any, provided in Section 630 of the BCL, if the steps enumerated in paragraph (3) shall have been taken.

         (3) The steps referred to in paragraph (2) are: (a) the Company's board of directors shall have approved the entering into of the warrant agreement and the issuance of the shares of Common Stock provided for by the warrant; (b) the warrant shall have been duly exercised in accordance with its terms; and (c) the shares issued upon exercise of the warrant shall have been paid for in accordance with the terms of the warrant.

         We are members of the bar of the State of New York. In rendering the foregoing opinion, we express no opinion as to laws other than the laws of the State of New York and the Federal laws of the United States.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                                         Very truly yours,

                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated August 28, 1997 on the consolidated financial statements of Mediware Information Systems, Inc. and Subsidiaries as of June 30, 1997 and for each of the years in the two-year period then ended. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.



/s/ Richard A. Eisner & Company, LLP

New York, New York
December 18, 1997

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Mediware Information Systems, Inc. (the "Company") constitutes and appoints
Lawrence Auriana and Les Dace, and each of them, singly or jointly, as such person's true and lawful attorney-in-fact and agent, with full power of substitution, to act for him in any and all capacities, including as director, principal executive officer, principal financial officer and/or controller or principal accounting officer of the Company, to sign on his behalf the Registration Statement on Form SB-2 and any and all amendments or supplements thereto, and to file the same with all exhibits thereto with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or their substitute or substitutes may do or cause to be done by virtue hereof.

Dated:  December 18, 1997                         /s/ Les N. Dace
                                               --------------------------
                                               Les N. Dace

                                                  /s/ George J. Barry
                                               --------------------------
                                               George J. Barry

                                                  /s/ Lawrence Auriana
                                               --------------------------
                                               Lawrence Auriana

                                                  /s/ Jonathan Churchill
                                               --------------------------
                                               Jonathan Churchill

                                                  /s/ Roger Clark
                                               --------------------------
                                               Roger Clark


                                               --------------------------
                                               Joseph Delario

                                                  /s/ John C. Frieberg
                                               --------------------------
                                               John C. Frieberg

                                                  /s/ Walter Kowsh, Jr.
                                               --------------------------
                                               Walter Kowsh, Jr.

                                                  /s/ Hans Utsch
                                               --------------------------
                                               Hans Utsch

                                                  /s/ Clinton G. Weiman
                                               --------------------------
                                               Clinton G. Weiman